Exhibit 10.1

Group profit and loss account

Years ended 30 September

			2002			2001			2000
						(restated)			(restated)

			Before		After	Before		After	Before		After
			exceptional	Exceptional	exceptional	exceptional	Exceptional	exceptional	exceptional	Exceptional	exceptional
			items	items	items	items	items	items	items	items	items
	Notes		£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million

Turnover
Continuing operations			3,890.8	—	3,890.8	4,159.2	—	4,159.2	3,878.8	—	3,878.8
Acquisitions			127.1	—	127.1	—	—	—	—	—	—
Turnover, including share of joint ventures and associates	1		4,017.9	—	4,017.9	4,159.2	—	4,159.2	3,878.8	—	3,878.8
Less: Share of turnover of joint ventures			324.1	—	324.1	340.0	—	340.0	258.0	—	258.0
Share of turnover of associates			36.1	—	36.1	46.3	—	46.3	41.1	—	41.1

Turnover of subsidiary undertakings			3,657.7	—	3,657.7	3,772.9	—	3,772.9	3,579.7	—	3,579.7
Cost of sales	2	(a)	(2,089.7)	(15.1)	(2,104.8)	(2,164.2)	(44.6)	(2,208.8)	(2,035.2)	(0.6)	(2,035.8)

Gross profit			1,568.0	(15.1)	1,552.9	1,608.7	(44.6)	1,564.1	1,544.5	(0.6)	1,543.9
Net operating expenses	2	(a)	(1,142.4)	(58.9)	(1,201.3)	(1,150.3)	(61.1)	(1,211.4)	(1,104.7)	(3.8)	(1,108.5)

Operating profit
Continuing operations			421.2	(67.8)	353.4	458.4	(105.7)	352.7	439.8	(4.4)	435.4
Acquisitions			4.4	(6.2)	(1.8)	—	—	—	—	—	—
Operating profit of subsidiary undertakings			425.6	(74.0)	351.6	458.4	(105.7)	352.7	439.8	(4.4)	435.4
Share of operating profit of joint ventures			63.8	(0.5)	63.3	59.0	(2.2)	56.8	48.1	—	48.1
Share of operating profit of associates			10.7	—	10.7	13.2	(0.4)	12.8	8.5	—	8.5

Total operating profit including share of joint ventures and associates	1		500.1	(74.5)	425.6	530.6	(108.3)	422.3	496.4	(4.4)	492.0
Loss on termination/disposal of businesses — continuing operations	2	(b)	—	(20.2)	(20.2)	—	—	—	—	—	—
Profit on disposal of health care discontinued business	2	(b)	—	—	—	—	—	—	—	12.5	12.5
Profit on disposal of fixed assets — continuing operations	2	(b)	—	—	—	—	3.6	3.6	—	—	—

Profit on ordinary activities before interest			500.1	(94.7)	405.4	530.6	(104.7)	425.9	496.4	8.1	504.5

Interest on net debt	3	(a)			(103.1)			(123.4)			(111.5)
Interest on pension scheme liabilities	6	(e)			(106.1)			(107.2)			(100.7)
Expected return on pension scheme assets	6	(e)			139.1			166.9			149.5

Net interest					(70.1)			(63.7)			(62.7)

Profit on ordinary activities before tax					335.3			362.2			441.8
Tax on profit on ordinary activities	4	(a)			(106.2)			(104.6)			(135.2)

Profit on ordinary activities after tax					229.1			257.6			306.6
Minority interests — equity					(26.2)			(33.5)			(28.0)

Profit for the financial year					202.9			224.1			278.6
Dividends	12	(a)			(186.6)			(180.3)			(170.2)

Retained profit for the financial year					16.3			43.8			108.4

Earnings per 25p
Ordinary share, basic	2	(d)
— on published earnings					41.36p			46.03p			57.19p
— on exceptional items					14.58p			11.48p			(3.66)p

— before exceptional items					55.94p			57.51p			53.53p

Earnings per 25p
Ordinary share, diluted	2	(d)
— on published earnings					41.21p			45.87p			56.90p
— on exceptional items					14.53p			11.44p			(3.64)p

— before exceptional items					55.74p			57.31p			53.26p

All turnover and operating profit arose from continuing operations.

66  The BOC Group plc  Report and accounts 2002

Group balance sheet

At 30 September

				2001
			2002	(restated)
	Notes		£ million	£ million

Fixed assets
Intangible assets	7		150.7	48.1
Tangible assets	8		3,027.4	3,168.6
Investment in joint ventures
— share of gross assets			616.2	615.2
— share of gross liabilities			(410.7)	(410.4)
			205.5	204.8
— loans to joint ventures			111.8	97.6
Investment in associates
— share of net assets			57.5	47.1
— loans to associates			6.2	9.1
Investment in own shares			42.5	59.5
Other investments			45.1	31.7

Investments	9		468.6	449.8

			3,646.7	3,666.5

Current assets
Stocks	10	(a)	260.0	275.2
Debtors falling due within one year	10	(b)	733.8	713.3
Debtors falling due after more than one year	10	(c)	28.3	21.3
Investments			38.8	43.2
Cash at bank and in hand	10	(d)	185.5	233.5

			1,246.4	1,286.5

Current liabilities
Creditors: amounts falling due within one year
Borrowings and finance leases	10	(e)	(390.1)	(486.4)
Other creditors	10	(f)	(857.8)	(795.3)

			(1,247.9)	(1,281.7)

Net current (liabilities)/assets			(1.5)	4.8

Total assets less current liabilities			3,645.2	3,671.3

Long-term liabilities
Creditors: amounts falling due after more than one year
Borrowings and finance leases	11	(a)	(1,121.0)	(1,019.9)
Other creditors			(58.0)	(59.4)

			(1,179.0)	(1,079.3)

Provisions for liabilities and charges	11	(b)	(407.5)	(419.2)

Total net assets excluding pension assets and liabilities			2,058.7	2,172.8

Pension assets	6	(e)	54.3	107.0
Pension liabilities	6	(e)	(311.0)	(56.0)

Total net assets including pension assets and liabilities			1,802.0	2,223.8

Capital and reserves
Equity called up share capital	12	(b)	124.3	123.6
Share premium account	12	(c)	362.1	335.8
Revaluation reserves	12	(c)	27.8	47.9
Profit and loss account	12	(c)	1,304.8	1,400.3
Pensions reserves	12	(c)	(256.5)	47.1
Joint ventures’ reserves	12	(c)	88.1	98.1
Associates’ reserves	12	(c)	33.5	33.4

Equity shareholders’ funds			1,684.1	2,086.2
Minority shareholders’ equity interests			117.9	137.6

Total capital and reserves			1,802.0	2,223.8

The financial statements were approved by the board of directors on 22 November 2002 and are signed on its behalf by:

A E Isaac Director R Médori Director

67  The BOC Group plc  Report and accounts 2002

Group cash flow statement
Years ended 30 September

				2001	2000
			2002	(restated)	(restated)
	Notes		£ million	£ million	£ million

Net cash inflow from operating activities	14	(a)	759.3	787.8	705.0

Dividends from joint ventures and associates
Dividends from joint ventures			30.5	19.4	20.0
Dividends from associates			3.4	4.1	2.1

Dividends from joint ventures and associates			33.9	23.5	22.1

Returns on investments and servicing of finance
Interest paid			(89.6)	(95.4)	(124.9)
Interest received			18.5	23.1	27.2
Dividends paid to minorities in subsidiaries			(13.9)	(7.7)	(6.1)
Interest element of finance lease rental payments			(5.7)	(7.2)	(1.4)

Returns on investments and servicing of finance			(90.7)	(87.2)	(105.2)

Tax paid			(96.2)	(100.6)	(62.8)

Capital expenditure and financial investment
Purchases of tangible fixed assets			(352.1)	(349.8)	(405.8)
Sales of tangible fixed assets			31.6	47.1	24.2
Purchases of intangible fixed assets			(0.1)	(0.3)	(0.4)
Net sales/(purchases) of current asset investments			4.3	(6.5)	0.9
Purchases of trade and other investments			(19.7)	(10.2)	(29.8)
Sales of trade and other investments			11.5	7.8	2.6

Capital expenditure and financial investment			(324.5)	(311.9)	(408.3)

Acquisitions and disposals
Acquisitions of businesses	15	(a)	(207.3)	(145.9)	(32.1)
Net overdrafts acquired with subsidiaries			(7.4)	—	—
Disposals of businesses	15	(a)	10.6	2.7	0.4
Investments in joint ventures			(12.6)	—	(33.6)
Divestments/repayments from joint ventures			—	10.8	3.0
Investments in associates			(0.5)	(2.7)	(0.7)
Divestments/repayments from associates			1.7	1.5	1.0

Acquisitions and disposals			(215.5)	(133.6)	(62.0)

Equity dividends paid			(186.6)	(180.3)	(170.2)

Net cash outflow before use of liquid resources and financing			(120.3)	(2.3)	(81.4)

Management of liquid resources
Net sales of short-term investments			52.6	102.8	9.6

Financing
Issue of shares			25.0	16.9	10.1
Increase/(decrease) in debt	14	(d)	64.1	(51.3)	64.9

Net cash inflow/(outflow) from financing			89.1	(34.4)	75.0

Increase in cash			21.4	66.1	3.2

A reconciliation of the increase in cash to the movement in net debt in the year is given in note 14 b).

Liquid resources are defined as short-term deposits.

68  The BOC Group plc Report and accounts 2002

Total recognised gains and losses
Years ended 30 September

				2001	2000
			2002	(restated)	(restated)
	Notes		£ million	£ million	£ million

Parent[1]			26.2	12.1	129.7
Subsidiary undertakings			170.1	199.8	141.1
Joint ventures			4.5	10.3	6.5
Associates			2.1	1.9	1.3

Profit for the financial year			202.9	224.1	278.6
Actuarial (loss)/gain recognised on the pension schemes			(431.2)	(464.9)	114.2
Movement on deferred tax relating to actuarial loss/(gain) on pensions			134.0	154.5	(35.2)
Unrecognised loss on write down of revaluation reserve			(11.5)	—	—
Exchange translation effect on:
— results for the year of subsidiaries			(5.2)	(3.9)	(2.2)
— results for the year of joint ventures			(2.6)	(1.5)	0.8
— results for the year of associates			(0.3)	(0.1)	0.2
— foreign currency net investments in subsidiaries			(114.6)	(55.8)	95.1
— foreign currency net investments in joint ventures			(11.9)	(1.6)	7.9
— foreign currency net investments in associates			(1.7)	0.4	6.8

Total recognised gains and losses for the financial year	12	(c)	(242.1)	(148.8)	466.2

Prior year adjustment			(220.1)

Total recognised gains and losses since last annual report			(462.2)

1.	In accordance with the concession granted under the Companies Act 1985, the profit and loss account of The BOC Group plc has not been presented separately in these financial statements.
2.	There were no material differences between reported profits and losses and historical cost profits and losses on ordinary activities before tax for 2002, 2001 and 2000.
3.	Profit attributable to the parent company includes dividends received from subsidiaries, joint ventures and associates, often through intermediate holding companies. These dividends may include the distribution of earnings of previous periods. As a result, the relationship of profit between parent, subsidiaries, joint ventures and associates may show fluctuations from year to year.
4.	A current tax charge of £13.5 million (2001: £nil, 2000: £nil) has been recognised directly in the Group reserves.

Movement in shareholders’ funds
Years ended 30 September

		2001	2000
	2002	(restated)	(restated)
	£ million	£ million	£ million

Profit for the financial year	202.9	224.1	278.6
Dividends	(186.6)	(180.3)	(170.2)

	16.3	43.8	108.4
Other recognised gains and losses	(445.0)	(372.9)	187.6
Shares issued	24.6	16.9	8.9
Credit in relation to share options	2.0	4.4	3.6

Net (decrease)/increase in shareholders’ funds for the financial year	(402.1)	(307.8)	308.5
Shareholders’ funds at 1 October — previously reported	2,306.3	2,273.6	2,013.1
Prior year adjustment	(220.1)	120.4	72.4

Shareholders’ funds at 1 October — restated	2,086.2	2,394.0	2,085.5

Shareholders’ funds at 30 September	1,684.1	2,086.2	2,394.0

69  The BOC Group plc Report and accounts 2002

Balance sheet of The BOC Group plc
At 30 September

				2001
			2002	(restated)
	Notes		£ million	£ million

Fixed assets
Tangible assets	8	(e)	14.0	18.8
Investments	9	(d)	2,844.4	2,702.0

			2,858.4	2,720.8

Current assets
Debtors falling due within one year	10	(b)	515.6	408.6
Cash at bank and in hand	10	(d)	–	51.7

			515.6	460.3

Current liabilities
Creditors: amounts falling due within one year
Borrowings and finance leases	10	(e)	(178.9)	(315.6)
Other creditors	10	(f)	(953.8)	(717.3)

			(1,132.7)	(1,032.9)

Net current liabilities			(617.1)	(572.6)

Total assets less current liabilities			2,241.3	2,148.2

Long-term liabilities
Creditors: amounts falling due after more than one year
Borrowings and finance leases	11	(a)	(801.0)	(570.4)
Other creditors			(13.0)	(16.5)

			(814.0)	(586.9)

Total net assets			1,427.3	1,561.3

Capital and reserves
Equity called up share capital	12	(b)	124.3	123.6
Share premium account	12	(d)	362.1	335.8
Other reserves	12	(d)	113.7	111.7
Profit and loss account	12	(d)	827.2	990.2

Total capital and reserves			1,427.3	1,561.3

The financial statements were approved by the board of directors on 22 November 2002 and are signed on its behalf by:

A E Isaac Director R Médori Director

70  The BOC Group plc Report and accounts 2002

Accounting policies

General
•	Basis of preparation These accounts are based on the historical cost accounting convention and comply with all applicable UK accounting standards.
UK accounting standards differ in certain respects from those generally accepted in the US and the major effects of these differences in the determination of profit before tax and shareholders’ funds are shown in note 16 to the financial statements. Disclosure requirements of both the UK and US are incorporated throughout the notes to these financial statements.

•	Basis of consolidation The Group accounts include the accounts of the parent undertaking and of all subsidiaries, joint ventures and associates.
The results of businesses acquired during the year are included from the effective date of acquisition. The results of businesses disposed of during the year are included up to the date of relinquishing control. Material, separately identifiable business segments disposed of are analysed as discontinued operations and prior years’ analyses are restated to reflect those businesses as discontinued.

•	New accounting policies This year, the Group has fully adopted the following two new accounting standards issued by the UK Accounting Standards Board:
FRS17 – Retirement benefits
FRS19 – Deferred tax
For the year ended 30 September 2001, the Group followed the transitional arrangements permitted by FRS17 under which disclosure on retirement benefits was given in the notes to the financial statements. For the year ended 30 September 2002, the standard has been fully adopted and the accounting impact reflected throughout the financial statements. The impact of FRS19 is also reflected throughout the financial statements. The impact is explained further in note 17 to the financial statements.
Comparative figures have been restated for both FRS17 and FRS19. Changes to existing policies as a result of adopting these new standards are described, where appropriate, below.

•	Exchange Profit and loss and other period statements of the Group’s overseas operations are translated at average rates of exchange. Assets and liabilities denominated in foreign currencies are translated at the rates of exchange ruling at the financial year end. Assets or liabilities swapped into other currencies are accounted for in those currencies. Exchange differences are dealt with as a movement in reserves where they arise from:
i)	the translation of the opening net assets of overseas operations;
ii)	the retranslation of retained earnings of overseas operations from average to closing rates of exchange; and
iii)	the translation or conversion of foreign currency borrowings taken to hedge overseas assets.
All other exchange differences are taken to the profit and loss account. The principal exchange rates affecting the Group are shown on page 49.

Revenue recognition
Turnover is based on the invoiced value of the sale of goods and services, and includes the sales value of long-term contracts appropriate to the state of completion. It excludes sales between Group undertakings, VAT and similar sales-based taxes. Turnover for goods and services is recognised when delivery has occurred, title of the goods has passed to the purchaser, and where the price is fixed or determinable and reflects the commercial substance of the transaction.
     Profit on contracts is only recognised close to contract completion and when profits can be reasonably determined. Provision is made for all losses incurred together with any foreseeable future losses.

Retirement benefits
Following the full adoption of FRS17, the regular service cost of providing retirement benefits to employees during the year is charged to operating profit in the year. The full cost of providing amendments to benefits in respect of past service is also charged to operating profit in the year.
     A credit representing the expected return on the assets of the retirement benefit schemes during the year is included within net interest. This is based on the market value of the assets of the schemes at the start of the financial year.
     A charge representing the expected increase in the liabilities of the retirement benefit schemes during the year is included within net interest. This arises from the liabilities of the schemes being one year closer to payment.
     Differences between actual and expected returns on assets during the year are recognised in the statement of total recognised gains and losses in the year, together with differences arising from changes in assumptions.

Research and development
Revenue expenditure on research and development is written off when incurred.

Operating leases
The cost of operating leases is written off on the straight line basis over the period of the lease.

71  The BOC Group plc Report and accounts 2002

Accounting policies

Intangible fixed assets

•	Goodwill Goodwill arising on the acquisition of a business, being the excess of the fair value of the purchase price over the fair value of the net assets acquired, is capitalised and amortised on a straight line basis over its useful economic life, generally up to a maximum period of 20 years. An impairment review is carried out at the end of the first full financial year following acquisition. Any impairment in the value of goodwill, calculated by discounting estimated future cash flows, is dealt with in the profit and loss account in the period in which it arises. Negative goodwill, being the excess of the fair value of the net assets acquired over the fair value of the purchase price, is capitalised and amortised on a straight line basis, generally over a period equivalent to the realisation of the non-monetary assets acquired.
Goodwill, both positive and negative, arising on acquisitions before 30 September 1998 was taken to reserves and has not been reinstated on the balance sheet. This is in line with the relevant accounting standard on goodwill, FRS10. This goodwill will remain in reserves until such time as it becomes impaired or the business or businesses to which it relates are disposed of, at which time it will be taken to the profit and loss account.

•	Intangibles Other material intangible assets acquired, such as patents and trademarks, are capitalised and written off on the straight line basis over their effective economic lives.

Tangible fixed assets
No depreciation is charged on freehold land or construction in progress. Depreciation is charged on all other fixed assets on the straight line basis over the effective lives. Straight line depreciation rates vary according to the class of asset, but are typically:

per annum

Freehold property	2% – 4%
Leasehold property (or at higher rates based on the life of the lease)	2% – 4%
Plant and machinery	3% – 10%
Cylinders	4% – 10%
Motor vehicles	7% – 20%
Computer hardware and major software	15% – 25%

•	Until 30 September 1999, land and buildings were revalued periodically. Following the adoption of FRS15, land and buildings are no longer revalued. At 1 October 1999, the net book value of assets previously revalued is regarded as the historical cost.

•	Interest costs on major fixed asset additions are capitalised during the construction period and written off as part of the total cost.

•	Where finance leases have been entered into, the obligations to the lessor are shown as part of borrowings and the rights in the corresponding assets are treated in the same way as owned fixed assets.

•	Any impairment in the value of fixed assets, calculated by discounting estimated future cash flows, is dealt with in the profit and loss account in the period in which it arises.

Investments
Investments which are held for the long term and in which the Group has a participating interest and exercises joint control with one or more other parties are treated as joint ventures and accounted for on the gross equity method. Investments which are held for the long term and in which the Group has a participating interest and exercises significant influence are treated as associates and accounted for on the equity method. In both cases, the Group’s share of the results of the investment is included in the profit and loss account, and the Group’s share of the net assets is included in investments in the balance sheet. Other investments are shown on the balance sheet at cost less any provision for impairment.

Stocks
Stocks and work in progress are valued at the lower of cost and net realisable value. Cost where appropriate includes a proportion of overhead expenses. Work in progress is stated at cost less progress payments received or receivable. Cost is arrived at principally on the average and ‘first-in, first-out’ (FIFO) basis. The amount of long-term contracts, net of amounts transferred to cost of sales and after deducting foreseeable losses and payments on account, is included in stocks as long-term contract amounts.

72  The BOC Group plc Report and accounts 2002

Deferred tax
Following the adoption of FRS19, the Group provides for deferred tax assets and liabilities arising from timing differences between the recognition of gains and losses in the financial statements and their recognition for tax purposes. Deferred tax assets are only recognised where it is more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.

Provisions
Provisions are made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated. Restructuring provisions are made for direct expenditures of a business reorganisation where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken at the balance sheet date.

Financial instruments
The Group uses financial instruments, including interest rate and currency swaps, to raise finance for its operations and to manage the risks arising from those operations. All transactions are undertaken only to manage interest and currency risk associated with the Group’s underlying business activities and the financing of those activities. The Group does not undertake any trading activity in financial instruments.

•	Foreign exchange transaction exposures The Group generally hedges actual and forecast foreign exchange exposures up to two years ahead. Forward contracts are used to hedge the forecast exposure and any gains or losses resulting from changes in exchange rates on contracts designated as hedges of forecast foreign exchange are deferred until the financial period in which they are realised. If the contract ceases to be a hedge, any subsequent gains and losses are recognised through the profit and loss account.

•	Balance sheet translation exposures A large proportion of the Group’s net assets are denominated in currencies other than sterling. Where practicable and cost effective the Group hedges these balance sheet translation exposures by borrowing in relevant currencies and markets and by the use of currency swaps. Currency swaps are used only as balance sheet hedging instruments, and the Group does not hedge the currency translation of its profit and loss account. Exchange gains and losses arising on the notional principal of these currency swaps during their life and at termination or maturity are dealt with as a movement in reserves. If the swap ceases to be a hedge of the underlying transaction, any subsequent gains or losses are recognised in the profit and loss account.

•	Interest rate risk exposures The Group hedges its exposure to movements in interest rates associated with its borrowings primarily by means of interest rate swaps and forward rate agreements. Interest payments and receipts on these agreements are included with net interest payable. They are not revalued to fair value or shown on the Group balance sheet at the balance sheet date.

73  The BOC Group plc Report and accounts 2002

Notes to the financial statements

1. Segmental information
 a) Turnover (including share of joint ventures and associates)

	Continuing operations

		Industrial
	Process Gas	and Special	BOC	Afrox		Total Group	Total Group
	Solutions	Products	Edwards	hospitals	Gist	by origin	by destination
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

2002
Europe	257.1	399.3	150.0	—	263.2	1,069.6	1,055.3
Americas	528.1	464.8	298.9	—	—	1,291.8	1,240.1
Africa	23.6	158.4	—	259.0	—	441.0	443.3
Asia/Pacific	391.8	582.8	239.3	—	1.6	1,215.5	1,279.2

Turnover	1,200.6	1,605.3	688.2	259.0	264.8	4,017.9	4,017.9

2001
Europe	240.2	375.3	157.4	—	229.6	1,002.5	979.6
Americas	529.7	464.5	393.3	—	—	1,387.5	1,326.1
Africa	25.6	192.2	—	287.8	—	505.6	504.9
Asia/Pacific	397.5	541.9	322.4	—	1.8	1,263.6	1,348.6

Turnover	1,193.0	1,573.9	873.1	287.8	231.4	4,159.2	4,159.2

2000
Europe	226.6	357.3	171.3	—	225.3	980.5	948.9
Americas	433.3	428.5	378.1	—	—	1,239.9	1,160.6
Africa	26.7	181.3	—	292.8	—	500.8	499.9
Asia/Pacific	358.6	548.3	249.6	—	1.1	1,157.6	1,269.4

Turnover	1,045.2	1,515.4	799.0	292.8	226.4	3,878.8	3,878.8

b) Business analysis

	Continuing operations

		Industrial
	Process Gas	and Special	BOC	Afrox
	Solutions	Products	Edwards	hospitals	Gist	Corporate	Total Group
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

2002
Total operating profit before exceptional items[1]	185.2	248.0	26.1	29.7	25.5	(14.4)	500.1
Operating exceptional items[1]	(24.0)	(18.7)	(27.5)	—	—	(4.3)	(74.5)
(Loss)/profit on termination/disposal of businesses[1]	(21.3)	—	1.1	—	—	—	(20.2)
Capital employed[2]	1,831.3	1,058.1	595.3	105.0	22.8	(19.4)	3,593.1
Capital expenditure[3]	157.3	123.6	42.0	9.2	19.0	3.2	354.3
Depreciation and amortisation[3]	167.7	96.8	41.1	7.2	16.1	2.0	330.9

2001 (restated)
Total operating profit before exceptional items[1]	156.5	248.8	78.8	32.3	21.3	(7.1)	530.6
Operating exceptional items[1]	(52.8)	(21.8)	(16.1)	—	(0.7)	(16.9)	(108.3)
(Loss)/profit on disposal of fixed assets[1]	(0.3)	(3.1)	(1.3)	0.9	—	7.4	3.6
Capital employed[2]	2,004.9	1,152.7	589.9	98.5	81.4	47.1	3,974.5
Capital expenditure[3]	170.6	95.5	53.8	10.3	17.9	4.5	352.6
Depreciation and amortisation[3]	169.4	97.4	37.2	6.7	15.6	3.2	329.5

2000 (restated)
Total operating profit before exceptional items[1]	127.2	254.6	71.1	27.2	18.6	(2.3)	496.4
Operating exceptional items[1]	(5.5)	(15.8)	(4.5)	—	1.5	19.9	(4.4)
Capital employed[2]	2,120.8	1,374.7	640.5	120.5	128.0	68.7	4,453.2
Capital expenditure[3]	222.2	99.1	59.1	15.5	16.8	1.0	413.7
Depreciation and amortisation[3]	157.9	93.8	33.3	7.2	17.1	4.0	313.3

1.	Including share of joint ventures and associates.
2.	Capital employed comprises the capital and reserves of the Group, its long-term liabilities and all current borrowings net of cash and deposits.
3.	Subsidiary undertakings only.

74  The BOC Group plc Report and accounts 2002

1. Segmental information continued

c) Regional analysis

					Total
	Europe	Americas	Africa	Asia/Pacific	Group
	£ million	£ million	£ million	£ million	£ million

2002
Total operating profit before exceptional items[1]	155.2	121.3	56.7	166.9	500.1
Operating exceptional items[1]	(38.4)	(8.1)	(0.4)	(27.6)	(74.5)
(Loss)/profit on termination/disposal of businesses[1]	(1.5)	(18.7)	—	—	(20.2)
Capital employed[2]	944.4	1,244.0	221.2	1,183.5	3,593.1
Capital expenditure[3]	121.4	134.7	25.6	72.6	354.3

2001 (restated)
Total operating profit before exceptional items[1]	165.5	137.2	69.4	158.5	530.6
Operating exceptional items[1]	(42.9)	(40.5)	—	(24.9)	(108.3)
(Loss)/profit on disposal of fixed assets[1]	(2.2)	4.6	2.6	(1.4)	3.6
Capital employed[2]	1,221.1	1,305.5	259.0	1,188.9	3,974.5
Capital expenditure[3]	134.6	108.6	26.4	83.0	352.6

2000 (restated)
Total operating profit before exceptional items[1]	171.3	117.3	66.1	141.7	496.4
Operating exceptional items[1]	22.9	(25.4)	(0.6)	(1.3)	(4.4)
Capital employed[2]	1,412.5	1,424.9	328.3	1,287.5	4,453.2
Capital expenditure[3]	127.2	121.9	31.8	132.8	413.7

1.	Including share of joint ventures and associates.
2.	Capital employed comprises the capital and reserves of the Group, its long-term liabilities and all current borrowings net of cash and deposits.
3.	Subsidiary undertakings only.

d) Joint ventures and associates — business analysis

	Joint ventures			Associates

		Industrial			Industrial
	Process Gas	and Special	BOC	Process Gas	and Special	BOC	Afrox
	Solutions	Products	Edwards	Solutions	Products	Edwards	hospitals
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

2002
Turnover[1]	119.9	142.7	61.5	10.6	7.9	7.1	10.5
Operating profit before exceptional items[1]	30.9	20.8	12.1	5.0	1.9	1.7	2.1
Operating exceptional items[1]	(0.4)	(0.1)	—	—	—	—	—
Capital employed[2]	93.6	63.8	48.1	40.1	11.9	2.1	3.4
Capital expenditure	46.5	7.5	8.0	8.3	1.8	1.5	0.6
Group share	23.0	3.7	4.0	2.6	0.6	0.4	0.2
Other partners	23.5	3.8	4.0	5.7	1.2	1.1	0.4
Depreciation and amortisation[1]	20.9	8.2	6.1	2.9	0.7	0.1	0.2

2001 (restated)
Turnover[1]	122.1	144.4	73.5	9.2	7.7	8.0	21.4
Operating profit before exceptional items[1]	28.2	16.8	14.0	4.1	3.0	2.1	4.0
Operating exceptional items[1]	(0.6)	(1.6)	—	(0.2)	(0.1)	(0.1)	—
Capital employed[2]	99.3	61.6	43.9	27.4	10.5	2.4	6.8
Capital expenditure	55.9	12.0	35.4	2.5	0.4	0.2	3.3
Group share	27.8	5.9	17.7	0.7	0.1	0.1	1.0
Other partners	28.1	6.1	17.7	1.8	0.3	0.1	2.3
Depreciation and amortisation[1]	20.5	7.9	5.4	2.5	0.5	0.1	0.6

2000 (restated)
Turnover[1]	72.4	135.4	50.2	8.3	6.9	5.8	20.1
Operating profit[1]	19.6	16.9	11.6	1.6	2.5	1.2	3.2
Capital employed[2]	96.2	74.8	44.9	25.5	9.7	1.3	7.5
Capital expenditure	146.2	36.1	28.6	0.8	1.2	0.4	4.0
Group share	49.5	17.9	14.3	0.3	0.3	0.1	1.1
Other partners	96.7	18.2	14.3	0.5	0.9	0.3	2.9
Depreciation and amortisation[1]	9.9	10.1	3.8	2.3	0.5	—	0.5

1.	Group share.
2.	Capital employed comprises the Group’s share of the net assets of joint ventures or associates.

75  The BOC Group plc Report and accounts 2002

Notes to the financial statements

1. Segmental information continued

e) Joint ventures and associates — regional analysis

	Joint ventures		Associates

	Americas	Asia/Pacific	Americas	Africa	Asia/Pacific
	£ million	£ million	£ million	£ million	£ million

2002
Turnover[1]	85.4	238.7	—	10.5	25.6
Operating profit before exceptional items[1]	21.9	41.9	—	2.1	8.6
Operating exceptional items[1]	—	(0.5)	—	—	—
Capital employed[2]	25.2	180.3	13.7	3.4	40.4
Capital expenditure	3.4	58.6	5.5	0.6	6.1
Group share	1.4	29.3	1.7	0.2	1.9
Other partners	2.0	29.3	3.8	0.4	4.2
Depreciation and amortisation[1]	14.6	20.6	—	0.2	3.7

2001 (restated)
Turnover[1]	88.5	251.5	—	21.4	24.9
Operating profit before exceptional items[1]	18.5	40.5	—	4.0	9.2
Operating exceptional items[1]	—	(2.2)	—	—	(0.4)
Capital employed[2]	27.7	177.1	—	6.8	40.3
Capital expenditure	35.2	68.1	—	3.3	3.1
Group share	17.4	34.0	—	1.0	0.9
Other partners	17.8	34.1	—	2.3	2.2
Depreciation and amortisation[1]	14.7	19.1	—	0.6	3.1

2000 (restated)
Turnover[1]	43.1	214.9	—	20.1	21.0
Operating profit[1]	12.6	35.5	—	3.2	5.3
Capital employed[2]	33.6	182.3	—	7.5	36.5
Capital expenditure	120.7	90.2	—	4.0	2.4
Group share	36.6	45.1	—	1.1	0.7
Other partners	84.1	45.1	—	2.9	1.7
Depreciation and amortisation[1]	6.5	17.3	—	0.5	2.8

1.	Group share.
2.	Capital employed comprises the Group’s share of the net assets of joint ventures or associates.

f) Significant country analysis

	UK			US

		2001	2000		2001	2000
	2002	(restated)	(restated)	2002	(restated)	(restated)
	£ million	£ million	£ million	£ million	£ million	£ million

Turnover	868.7	837.2	835.5	1,065.6	1,167.7	1,082.7
Total operating profit before exceptional items	115.2	125.5	136.4	50.5	66.9	77.6
Operating exceptional items	(36.5)	(41.9)	22.7	(25.7)	(34.5)	(24.8)
Exceptional (loss)/profit on disposal of fixed assets	—	(1.7)	—	—	4.6	—
Capital employed[1]	733.9	928.6	1,180.8	1,091.6	1,231.0	1,275.5
Capital expenditure	110.0	126.3	116.8	124.8	99.8	106.0

1.	Capital employed comprises the capital and reserves of the Group, its long-term liabilities and all current borrowings net of cash and deposits.

2. Profit and loss

a) Analysis of costs

		2001	2000
	2002	(restated)	(restated)
i) Expense category	£ million	£ million	£ million

Cost of sales	(2,104.8)	(2,208.8)	(2,035.8)

Distribution costs	(344.1)	(339.3)	(327.2)
Administrative expenses[1]	(861.4)	(874.1)	(781.9)
Income from other fixed asset investments	4.2	2.0	0.6

Net operating expenses	(1,201.3)	(1,211.4)	(1,108.5)

1.	Included in total administrative expenses is research and development expenditure of £47.0 million (2001: £59.7 million, 2000: £59.2 million).

76  The BOC Group plc Report and accounts 2002

2. Profit and loss continued

			Total
			before
	Continuing		exceptional	Exceptional
	operations	Acquisitions	items	items	Total
ii) 2002 analysis	£ million	£ million	£ million	£ million	£ million

Cost of sales	(1,998.2)	(91.5)	(2,089.7)	(15.1)	(2,104.8)

Distribution costs	(332.2)	(9.7)	(341.9)	(2.2)	(344.1)
Administrative expenses[1]	(783.2)	(21.5)	(804.7)	(56.7)	(861.4)
Income from other fixed asset investments	4.2	—	4.2	—	4.2

Net operating expenses	(1,111.2)	(31.2)	(1,142.4)	(58.9)	(1,201.3)

	Continuing
	operations
	before
	exceptional	Exceptional
	items	items	Total
iii) 2001 analysis (restated)	£ million	£ million	£ million

Cost of sales	(2,164.2)	(44.6)	(2,208.8)

Distribution costs	(338.1)	(1.2)	(339.3)
Administrative expenses[1]	(814.2)	(59.9)	(874.1)
Income from other fixed asset investments	2.0	—	2.0

Net operating expenses	(1,150.3)	(61.1)	(1,211.4)

iv) 2000 analysis (restated)
Cost of sales	(2,035.2)	(0.6)	(2,035.8)

Distribution costs	(327.2)	—	(327.2)
Administrative expenses[1]	(778.1)	(3.8)	(781.9)
Income from other fixed asset investments	0.6	—	0.6

Net operating expenses	(1,104.7)	(3.8)	(1,108.5)

1.	Included in total administrative expenses is research and development expenditure of £47.0 million (2001: £59.7 million, 2000: £59.2 million).

b) Exceptional items analysis

		2001
	2002	(restated)	2000
	£ million	£ million	£ million

(Charged)/credited in arriving at operating profit
Restructuring costs	(47.2)	(35.8)	(18.8)
Write-down and impairment of assets	(21.2)	(24.5)	—
Write-down of unproductive assets identified for disposal	—	(21.0)	—
FRS17 retirement plan benefit amendments	—	(16.7)	—
Business systems investments	—	—	(6.0)
Costs of proposed takeover	(6.1)	(10.3)	(45.6)
Break fee	—	—	66.0

Total operating exceptional items	(74.5)	(108.3)	(4.4)

i) Restructuring costs
The business initiative announced in August 2001 included a number of restructuring programmes. The major programmes included the restructuring of BOC Edwards manufacturing capacity, closure of production at the Process Plants Edmonton site in the UK, investments in information technology and information management systems, restructuring to deliver operational efficiencies in Process Gas Solutions and restructuring of operational networks in Industrial and Special Products. Cash flow from operating activities includes an outflow of £48.0 million in 2002 in respect of these exceptional items.

ii) Write-downs of assets
In September 2002 BOC and Air Liquide announced a conditional agreement to merge their industrial and medical gases businesses in Japan to form a combined company to be called Japan Air Gases. The net assets of OSK (the existing BOC gases business in Japan), which had included an increase in the value of fixed assets through property revaluations in the 1980s and early 1990s, have been reduced to an appropriate amount based on valuations performed ahead of the merger. This has resulted in a write-down of £32.7 million, of which £11.5 million has been taken against the revaluation reserves, and the balance of £21.2 million has been charged as an exceptional item in the profit and loss account in 2002.

The write-downs in 2001 related to the business initiative announced in August 2001 with the objective of releasing cash tied up in unproductive assets and improving cash generation.

77  The BOC Group plc Report and accounts 2002

Notes to the financial statements

2. Profit and loss continued
 iii) Costs of proposed takeover and break fee

The final costs associated with the pre-conditional offer for the Group have been incurred in 2002 in respect of share options and other costs related to the retention of key employees. There are no further costs to come. The break fee was received in 2000 from the potential bidders on the failure of the pre-conditional offer. Cash flow from operating activities includes an outflow of £4.5 million in 2002 in respect of these exceptional items.

	2002	2001	2000
	£ million	£ million	£ million

(Charged)/credited after operating profit
Closure of businesses — continuing operations	(21.3)	—	—
Profit on disposal of businesses — continuing operations	1.1	—	—
Profit on disposal of businesses — discontinued business	—	—	12.5
Profit on disposal of fixed assets — continuing operations	—	13.6	—
Loss on disposal of fixed assets — continuing operations	—	(10.0)	—

Total non-operating exceptional items	(20.2)	3.6	12.5

iv) In March 2002 BOC announced plans to merge its Process Plants business with Linde Engineering in the US to form a new company, Linde BOC Process Plants LLC. The costs of £21.3 million for closing BOC’s Process Plants business have been charged as an exceptional item this year. This includes severance costs for 215 employees, the write-down of assets and the costs of winding down the business. Cash flow from operating activities includes an outflow of £12.5 million in 2002 in respect of these exceptional costs.

     In April 2002 BOC Edwards agreed the sale of its US glass coating business, resulting in a profit on disposal of £1.1 million.
v) The profit on disposal of the health care discontinued business in 2000 of £12.5 million arose from the release of provisions established at the time of disposal in 1998.
vi) In 2001, proceeds from the disposal of fixed assets were £41.2 million. Of this, £39.0 million was from those assets which were sold at a profit and £2.2 million was from those assets which were sold at a loss.

c) Fees to auditors

	2002	2001	2000
	£ million	£ million	£ million

Audit fees (Parent: £0.3 million, 2001: £0.3 million, 2000: £0.3 million)	1.9	2.0	1.8
Non audit fees
Tax advice and compliance	2.5	1.6	2.3
Expatriate tax administration	1.4	0.5	—
Acquisition related work	0.8	—	—
Other advice	0.4	0.1	1.0

Total non audit fees	5.1	2.2	3.3

Total fees paid to auditors	7.0	4.2	5.1

Tax compliance and expatriate administration work was outsourced following competitive tender processes. See also page 52 of the corporate governance report.

d) Earnings per share

Basic earnings per share is calculated by dividing the earnings attributable to Ordinary shareholders by the weighted average number of shares in issue during the year.
     For diluted earnings per share, the weighted average number of shares in issue is adjusted to assume conversion of all dilutive potential shares. The company has only one category of dilutive potential shares: those share options granted to employees where the exercise price is less than the average market price of the company’s shares during the year and where any performance conditions have been met at the balance sheet date.
     Earnings per share before exceptional items are presented in order to show the underlying earnings performance of the Group.

		2001	2000
	2002	(restated)	(restated)
i) Earnings	£ million	£ million	£ million

Amounts used in computing the earnings per share
Earnings attributable to Ordinary shareholders for the financial year	202.9	224.1	278.6
Adjustment for exceptional items[1]	71.4	55.9	(17.8)

Adjusted earnings before exceptional items	274.3	280.0	260.8

1.	This comprises the exceptional items before interest of £(94.7) million (2001: £(104.7) million, 2000: £8.1 million) adjusted for the impact of tax of £22.8 million (2001: £46.9 million, 2000: £9.7 million) and minority interests of £0.5 million (2001: £1.9 million, 2000: £nil).

78  The BOC Group plc Report and accounts 2002

2. Profit and loss continued

	2002	2001	2000
ii) Average number of 25p Ordinary shares	million	million	million

Average issued share capital	496.0	493.3	491.5
Less: Average own shares held in trust	5.6	6.4	4.4

Basic	490.4	486.9	487.1
Add: Dilutive share options	1.8	1.7	2.5

Diluted	492.2	488.6	489.6

3. Treasury information
a) Interest on net debt

	2002	2001	2000
	£ million	£ million	£ million

Interest payable on borrowings totally repayable within five years	47.5	75.1	94.1
Interest payable on all other borrowings	55.7	50.1	41.4

Interest payable and similar charges	103.2	125.2	135.5
Interest capitalised	(2.0)	(2.5)	(7.1)

Interest payable (net of interest capitalised)	101.2	122.7	128.4
Interest receivable and similar income	(22.6)	(24.2)	(27.7)

Interest (net)	78.6	98.5	100.7
Share of interest of joint ventures (net)	23.2	22.6	7.9
Share of interest of associates	1.3	2.3	2.9

Total interest on net debt	103.1	123.4	111.5

Interest payable on finance leases	5.3	6.9	4.6
Interest payable on borrowings repayable by instalments	19.5	29.1	27.3

Share of interest of joint ventures and associates is after deducting capitalised interest of £nil (2001: £1.0 million, 2000: £12.9 million). The interest capitalised in 2000 was mainly in BOC’s joint venture in Mexico.

b) Currency, interest rate and counterparty exposure
The Group’s approach to managing currency and interest rate risk and its use of swaps in that process is described on pages 45 and 46 in the finance and treasury review under the heading ‘management of financial risks’.

Interest rate swaps
At 30 September 2002, the Group had entered into six interest rate swap agreements (2001:five) with notional principal amounts of £420.0 million (2001: £375.4 million). The swaps’ underlying currencies are sterling, US dollars and Japanese yen. The following table shows the maturity profile and weighted average interest rates payable and receivable on interest rate swaps at 30 September:

	2002	2001
Maturity profile	£ million	£ million

Beyond five years	295.0	68.0
Four to five years	—	—
Three to four years	—	—
Two to three years	—	125.0
One to two years	125.0	—
Within one year	—	182.4

	420.0	375.4

	%	%
Average receivable swap rate	5.5	6.0
Average payable swap rate	4.8	5.2

The weighted average receivable/payable swap interest rate is calculated by applying the notional swap interest received or paid, using rates applicable at the financial year end, to the notional principal of outstanding swaps at the financial year end.

79  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

3. Treasury information continued

Currency swaps
     At 30 September 2002, the Group had entered into eight currency swap agreements (2001: nine) with notional principal amounts of £360.7 million (2001: £359.6 million). The maturity dates range between one month and 33 months from the balance sheet date (2001: between one month and 24 months). The following table illustrates the impact of the currency swaps on the Group’s net debt at 30 September:

	2002					2001

			Cash at			Capital
	Capital	Gross	bank and	Currency	Adjusted net	employed	Adjusted net
	employed	borrowings	in hand	swaps	borrowings	(restated)	borrowings
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

Sterling	781.7	(615.4)	13.6	256.6	(345.2)	1,103.0	(298.2)
US dollar	1,190.5	(327.2)	8.5	(185.7)	(504.4)	1,249.6	(469.5)
Australian dollar	263.1	(35.6)	71.2	(79.6)	(44.0)	268.5	(109.6)
South African rand	202.5	(46.6)	4.4	—	(42.2)	218.6	(47.8)
Japanese yen	237.4	(206.2)	51.5	(52.2)	(206.9)	260.8	(199.2)
Canadian dollar	85.8	(41.1)	1.0	—	(40.1)	80.9	(38.5)
Thai baht	120.6	(64.0)	6.3	—	(57.7)	73.7	(38.7)
Other	711.5	(175.0)	29.0	60.9	(85.1)	719.4	(70.6)

Total	3,593.1	(1,511.1)	185.5	—	(1,325.6)	3,974.5	(1,272.1)

The average receivable interest rate on currency swaps was 4.0 per cent (2001: 4.9 per cent) and the average payable interest rate was 2.8 per cent (2001: 3.5 per cent). The weighted average receivable/payable swap interest rate is calculated by applying the notional swap interest received or paid, using rates applicable at the financial year end, to the notional principal of outstanding swaps at the financial year end.
     The currency and interest rate exposure of the net borrowings of the Group at 30 September, after taking into account interest rate and currency swaps entered into by the Group, is given in the table below.

	2002			2001

	Fixed rate	Floating rate	Total	Fixed rate	Floating rate	Total
	£ million	£ million	£ million	£ million	£ million	£ million

Sterling	300.0	45.2	345.2	299.0	(0.8)	298.2
US dollar	225.5	278.9	504.4	241.2	228.3	469.5
Australian dollar	35.6	8.4	44.0	35.9	73.7	109.6
South African rand	23.7	18.5	42.2	78.0	(30.2)	47.8
Japanese yen	165.9	41.0	206.9	178.2	21.0	199.2
Canadian dollar	—	40.1	40.1	1.0	37.5	38.5
Thai baht	52.1	5.6	57.7	30.4	8.3	38.7
Other	25.5	59.6	85.1	29.0	41.6	70.6

Total	828.3	497.3	1,325.6	892.7	379.4	1,272.1

Counterparty risk
     The Group is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but does not expect any counterparties to fail to meet their obligations. There are procedures and policies in place limiting the Group’s exposure to concentrations of credit or country risk.

80  The BOC Group plc  Report and accounts 2002

3. Treasury information continued
c) Net borrowings and finance leases

	Group		Parent

	2002	2001	2002	2001
i) Analysis	£ million	£ million	£ million	£ million

Secured
Finance leases	33.8	45.6	—	—
Other secured borrowings	68.0	71.7	—	—
Unsecured
12 1/4% Unsecured Loan Stock 2012/2017	100.0	100.0	100.0	100.0
7 1/4% Notes 2002	—	150.0	—	150.0
6 1/4% Notes 2002	34.6	33.6	—	—
7.45% Guaranteed Notes 2006	159.2	170.0	—	—
Pollution Control and Industrial Bonds	19.3	39.2	—	—
European Investment Bank loans	82.8	85.1	—	—
6.75% Bonds 2004	125.0	125.0	125.0	125.0
1.00% Euroyen Bond 2006	130.6	142.8	130.6	142.8
5 7/8% Bonds 2009	200.0	—	200.0	—
6.50% Bonds 2016	200.0	200.0	200.0	200.0
Medium term notes	57.4	—	57.4	—
Commercial paper	147.0	94.7	—	36.5
Other borrowings	153.4	248.6	166.9	131.7

Total borrowings and finance leases	1,511.1	1,506.3	979.9	886.0
Less: Cash at bank and in hand — due within one year	185.5	233.5	—	51.7
— due beyond one year	—	0.7	—	—

Net borrowings and finance leases	1,325.6	1,272.1	979.9	834.3

A reconciliation of net cash flow to the movement in net debt is given in note 14 b).

	Group		Parent

	2002	2001	2002	2001
ii) Maturity	£ million	£ million	£ million	£ million

Long and medium-term bank loans
Repayable — beyond five years	11.5	7.3	—	—
— two to five years	41.8	58.2	—	—
— one to two years	36.9	40.0	—	—
Loans other than from banks
Repayable — beyond five years	536.0	618.5	531.3	442.8
— two to five years	342.7	159.7	148.8	127.6
— one to two years	129.4	101.0	120.9	—
Finance leases
Repayable beyond one year	22.7	35.2	—	—

Borrowings and finance leases (note 11 a))	1,121.0	1,019.9	801.0	570.4
Short-term — repayable within one year
Bank loans and overdrafts	196.7	187.9	178.9	119.1
Loans other than from banks	182.3	288.1	—	196.5
Finance leases	11.1	10.4	—	—

Total borrowings and finance leases	1,511.1	1,506.3	979.9	886.0
Less: Cash at bank and in hand — repayable within one year	185.5	233.5	—	51.7
— repayable beyond one year	—	0.7	—	—

Net borrowings and finance leases	1,325.6	1,272.1	979.9	834.3

	2002			2001

	Finance			Finance
	leases	Borrowings	Total	leases	Borrowings	Total
	£ million	£ million	£ million	£ million	£ million	£ million

Repayment profile of borrowings and finance leases
Long-term repayable
— beyond five years	2.0	547.5	549.5	4.3	625.8	630.1
— four to five years	2.0	142.5	144.5	2.2	31.6	33.8
— three to four years	2.4	179.7	182.1	2.4	33.3	35.7
— two to three years	1.7	62.3	64.0	14.5	153.0	167.5
— one to two years	14.6	166.3	180.9	11.8	141.0	152.8

Total	22.7	1,098.3	1,121.0	35.2	984.7	1,019.9

81  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

3. Treasury information continued
iii) Short-term interest rates
The average interest rate on commercial paper for the year to 30 September 2002 was 3.4 per cent (2001: 6.4 per cent) and on other short-term borrowings was 9.0 per cent (2001: 11.4 per cent).

iv) Facilities
The Group maintains a number of short and medium-term committed lines of credit. The main medium-term facilities are multi-currency agreements with a group of relationship banks, under which the Group may borrow up to US$420.0 million (2001: US$420.0 million) for general corporate purposes. These facilities were undrawn both at 30 September 2002 and 30 September 2001. The following table shows the maturity profile of these facilities.

	2002	2001
	$ million	$ million

Within one year	200.0	—
One to two years	220.0	200.0
Two to three years	—	220.0

	420.0	420.0

Additional committed facilities are maintained by the principal operating units in the Group.

v) Security
The secured loans, maturing between 2002 and 2019, are principally secured by charges over the property, plant and machinery, stocks and trade debtors of certain overseas subsidiaries.

d) Fair value information
i) Fair values of financial instruments
Set out below is a comparison of the carrying amount of the Group’s financial instruments (excluding short-term debtors and creditors) at 30 September 2002. Further details of the Group’s financial instruments are given in notes 3 f) i) and ii).

		2002		2001

		Carrying		Carrying
		amount	Fair value	amount	Fair value
	Note	£ million	£ million	£ million	£ million

Primary financial instruments
Loans to joint ventures and associates	1	118.0	118.0	106.7	106.7
Other fixed asset investments	2	45.1	44.0	31.7	32.6
Current asset investments	3	38.8	39.5	43.2	44.1
Cash at bank and in hand	4	185.5	185.5	234.2	234.2
Borrowings and finance leases (excluding swap agreements)	5	(1,530.6)	(1,635.7)	(1,491.7)	(1,563.5)
Provisions for liabilities and charges	6	(16.9)	(16.9)	(21.7)	(21.7)
Derivative financial instruments held to manage the Group’s interest rate and currency risk profile
Foreign currency and interest rate swap agreements	7	19.5	31.1	(14.6)	(8.5)
Forward foreign exchange contracts	8	—	4.9	—	(9.1)

Net financial instruments		(1,140.6)	(1,229.6)	(1,112.2)	(1,185.2)

Financial assets		387.4		415.8
Financial liabilities[9]		(1,528.0)		(1,528.0)

Net financial instruments		(1,140.6)		(1,112.2)

1.	For those bearing either no interest or a floating rate of interest it is deemed that the carrying amount approximates to the fair value. For those bearing a fixed rate of interest an assessment of the interest rate at which the Group could make the same loan under current conditions has been made. Unless this differs significantly from the fixed rate it is also deemed that the carrying amount approximates to the fair value. Where this does differ significantly, the fair value is based on the discounted value of future cash flows.
2.	For equity instruments listed on a recognised stock exchange the fair value is the quoted market price. For other equity instruments it is deemed that the carrying amount approximates to the fair value.
3.	The fair value is the quoted market price.
4.	As all bear either no interest or a floating rate of interest it is deemed that the carrying amount approximates to the fair value.
5.	For those bearing a floating rate of interest it is deemed that the carrying amount approximates to the fair value. For those bearing a fixed rate of interest the fair value is either the quoted market price where a liquid market exists or has been calculated using well established pricing models.
6.	Both the carrying amount and the fair value are based on current market prices and interest rates.
7.	The fair value is the estimated amount the Group would receive or pay to terminate the agreements.
8.	The fair value represents the net effect on the Group of closing out all outstanding contracts.
9.	Includes foreign currency and interest rate swap agreements.

82  The BOC Group plc  Report and accounts 2002

3. Treasury information continued

ii) Hedges
As explained on pages 45 and 46 of the finance and treasury review under the heading ‘management of financial risks’, the Group’s policies are to use forward foreign exchange contracts to hedge transactional currency exposures (principally arising through anticipated sales and purchase transactions) and swap agreements to manage interest rate risks and hedge structural currency exposures.
     Currency swaps are only held to change the currency of the Group’s borrowings to match better its net investments in its overseas subsidiaries. In accordance with the Group’s accounting policies, the assets and liabilities arising from these swap agreements are translated into sterling at the spot rate ruling at the balance sheet date. The resulting exchange gains or losses are recognised in the statement of total recognised gains and losses (to match the exchange gains or losses on the net investments in the overseas subsidiaries).
     The carrying amount of the swap agreements (as shown in note 3 d) i)) is the result of the exchange gains and losses recognised in the statement of total recognised gains and losses, and is analysed in the deferred gains and losses table shown below.

	Swap agreements

	Gains	Losses	Net
	£ million	£ million	£ million

Deferred gains and losses
Deferred gains and losses on hedges at 1 October 2001	7.3	(21.9)	(14.6)
Gains and losses on hedges maturing in 2002	(5.0)	12.1	7.1
Deferred gains and losses on hedges recognised in the statement of total recognised gains and losses in 2002	23.6	3.4	27.0

Deferred gains and losses on hedges at 30 September 2002	25.9	(6.4)	19.5

The unrecognised difference between the carrying amount and the fair value of the forward foreign exchange contracts and the swap agreements (as shown in note 3 d) i)) is analysed in the unrecognised gains and losses table below.

	Forward foreign
	exchange contracts		Swap agreements

	Gains	Losses	Gains	Losses	Net total
	£ million	£ million	£ million	£ million	£ million

Unrecognised gains and losses
Unrecognised gains and losses on hedges at 1 October 2001	1.7	(10.8)	12.3	(6.2)	(3.0)
Gains and losses arising in previous years that were recognised in 2002	(1.5)	7.8	(4.3)	0.1	2.1

Gains and losses arising before 2002 that were not recognised in 2002	0.2	(3.0)	8.0	(6.1)	(0.9)
Gains and losses arising in 2002 that were not recognised in 2002	5.4	2.3	14.1	(4.4)	17.4

Unrecognised gains and losses on hedges at 30 September 2002	5.6	(0.7)	22.1	(10.5)	16.5

Of which
Gains and losses expected to be recognised in 2003	5.2	(0.7)	0.8	(0.5)	4.8
Gains and losses expected to be recognised in 2004 or later	0.4	—	21.3	(10.0)	11.7

e) Currency exposures
As outlined on page 45 in the finance and treasury review under the heading ‘currency risk’, it is the Group’s policy to hedge against the potential impact on its profit and loss account of the currency gains and losses arising from monetary assets and liabilities not denominated in the operating or functional currency of the operating unit involved.

     After taking account of the hedging transactions, there was no significant net profit and loss account exposure to currency gains and losses arising from monetary assets and liabilities at 30 September 2002.

f) Financial instruments
i) Financial assets
The interest rate and currency profile of the Group’s financial assets (excluding short-term debtors) at 30 September 2002 is shown below. The categories of the Group’s financial assets are shown in note 3 d) i).

	2002				2001

			Financial				Financial
			assets on				assets on
	Floating rate	Fixed rate	which no	Total	Floating rate	Fixed rate	which no	Total
	financial	financial	interest is	financial	financial	financial	interest is	financial
	assets	assets	received	assets	assets	assets	received	assets
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million

Sterling	28.1	11.5	1.7	41.3	65.8	10.0	2.3	78.1
US dollar	10.4	123.4	21.3	155.1	13.9	115.8	21.2	150.9
Australian dollar	82.4	—	—	82.4	20.6	—	—	20.6
South African rand	9.0	—	1.6	10.6	44.4	—	2.3	46.7
Japanese yen	51.5	—	6.7	58.2	26.5	—	7.7	34.2
Other	39.2	—	0.6	39.8	85.2	—	0.1	85.3

Total	220.6	134.9	31.9	387.4	256.4	125.8	33.6	415.8

83  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

3. Treasury information continued

	2002		2001
	Fixed rate financial assets		Fixed rate financial assets

		Weighted		Weighted
		average		average
	Weighted	period for	Weighted	period for
	average	which rate is	average	which rate is
	interest rate	fixed	interest rate	fixed
	%	years	%	years

Sterling	6.7	2.1	6.1	2.9
US dollar	10.3	4.8	10.1	5.4

Financial assets on which no interest is received comprise £30.3 million (2001: £31.7 million) of non-redeemable equity instruments in other companies and £1.6 million (2001: £1.9 million) of loans to joint ventures and associates which have no fixed date of repayment.
     The floating rate financial assets, which principally comprise cash and deposits and loans to joint ventures and associates, carry interest based on different benchmark rates depending on the currency of the balance.
     The principal benchmark rates for floating rate financial assets are LIBOR for sterling balances, US LIBOR for US dollar balances, Australian bank bill rate for Australian dollar balances, South African prime rate for South African rand balances and Japanese yen LIBOR for Japanese yen balances.

ii) Financial liabilities
The interest rate and currency profile of the Group’s financial liabilities including swaps (excluding short-term creditors) at 30 September 2002 is shown below. The categories of the Group’s financial liabilities are shown in note 3 d) i).

	2002				2001

			Financial				Financial
			liabilities on				liabilities on
	Floating rate	Fixed rate	which no	Total	Floating rate	Fixed rate	which no	Total
	financial	financial	interest	financial	financial	financial	interest	financial
	liabilities	liabilities	is paid	liabilities	liabilities	liabilities	is paid	liabilities
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million

Sterling	58.8	300.0	—	358.8	66.6	299.0	1.9	367.5
US dollar	304.3	225.5	—	529.8	257.9	241.2	—	499.1
Australian dollar	79.6	35.6	—	115.2	83.4	35.9	—	119.3
South African rand	22.9	23.7	—	46.6	8.3	78.0	—	86.3
Japanese yen	92.5	165.9	—	258.4	47.5	178.2	—	225.7
Canadian dollar	41.1	—	—	41.1	39.3	1.0	—	40.3
Thai baht	11.9	52.1	—	64.0	11.5	30.4	—	41.9
Other	88.6	25.5	—	114.1	118.9	29.0	—	147.9

Total	699.7	828.3	—	1,528.0	633.4	892.7	1.9	1,528.0

	2002		2001
	Fixed rate financial liabilities		Fixed rate financial liabilities

		Weighted		Weighted
		average		average
	Weighted	period for	Weighted	period for
	average	which rate is	average	which rate is
	interest rate	fixed	interest rate	fixed
	%	years	%	years

Sterling	8.3	13.9	8.4	14.9
US dollar	7.1	4.2	7.1	5.2
Australian dollar	6.2	0.2	6.2	1.3
South African rand	11.9	3.9	12.4	2.9
Japanese yen	0.9	3.8	1.0	4.2
Thai baht	4.0	1.8	6.2	0.4
Other	9.7	2.8	10.2	3.2

The floating rate financial liabilities principally comprise debt which carries interest based on different benchmark rates depending on the currency of the balance.
     The principal benchmark rates for floating rate financial liabilities are LIBOR for sterling balances, US LIBOR for US dollar balances, Australian bank bill rate for Australian dollar balances, South African prime rate for South African rand balances and Japanese yen LIBOR for Japanese yen balances.
     The maturity profile of the net borrowings is set out in note 3 c) ii). Other floating rate financial liabilities are mainly employee incentive provisions. These are expected to be utilised over the period to 2004 depending on the future choices of the relevant employees.

84  The BOC Group plc  Report and accounts 2002

4. Tax
a) Tax on profit on ordinary activities

		2001	2000
	2002	(restated)	(restated)
	£ million	£ million	£ million

Current tax:
Payable in the UK
Corporation tax at 30% (2001: 30%, 2000: 30%)	51.7	60.4	54.8
Double tax relief	(19.7)	(17.0)	(16.3)

	32.0	43.4	38.5

Payable overseas
US — Federal tax at 35% (2001: 35%, 2000: 35%)	(1.0)	—	2.1
— State and local taxes	0.6	1.3	1.6
— Prior year tax	—	(2.2)	(1.1)
Australia at 30% (2001: 34%, 2000: 36%)	14.6	14.0	18.2
South Africa at 30% (2001: 30%, 2000: 30%)	18.0	15.2	14.5
Japan at 42% (2001: 42%, 2000: 48%)	8.3	12.7	11.2
Other countries	30.9	27.3	20.3

	71.4	68.3	66.8

Total current tax	103.4	111.7	105.3

Deferred tax:
Origination and reversal of timing differences	3.4	(7.1)	29.9
Effect of change in tax rate on opening liability	(0.6)	—	—

Total deferred tax	2.8	(7.1)	29.9

Tax on profit on ordinary activities	106.2	104.6	135.2

Analysis of charge in the period by entity type
Subsidiary undertakings	100.3	97.6	121.6
Share of joint ventures	3.6	4.3	11.5
Share of associates	2.3	2.7	2.1

Tax on profit on ordinary activities	106.2	104.6	135.2

The tax charge includes a credit of £15.3 million for the operating exceptional charges (2001: £48.8 million, 2000: £12.4 million) and a credit of £7.5 million for the non-operating exceptional charges (2001: £1.9 million charge, 2000: £2.7 million charge). The effective rate of tax excluding exceptional items was 30.0 per cent (2001: 32.5 per cent, 2000: 33.4 per cent).

b) Deferred tax

		2001	2000
	2002	(restated)	(restated)
i) Deferred tax UK GAAP	£ million	£ million	£ million

Analysis
Arising from accelerated depreciation allowances	362.1	344.8	326.5
Other timing differences	(53.5)	(32.5)	(20.7)
Tax losses and other credits available	(24.7)	(26.4)	(18.5)

	283.9	285.9	287.3

Movement during the year
At 1 October 2001	285.9	287.3	256.8
Exchange adjustment	(8.6)	(7.3)	10.6
Arising during the year[1]	9.5	(3.1)	23.7
Transfers to current tax	0.8	3.3	2.3
Other movements	(3.7)	5.7	(6.1)

At 30 September 2002[2]	283.9	285.9	287.3

1.	Subsidiary undertakings only.
2.	The balance at 30 September 2002 represents deferred tax assets of £7.9 million (2001: £8.4 million, 2000: £8.5 million) and deferred tax liabilities of £291.8 million (2001: £294.3 million, 2000: £295.8 million).

85  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

4. Tax continued

ii) Deferred tax — US GAAP
For US GAAP reporting, the Group follows SFAS109, Accounting for Income Taxes, in respect of deferred taxation. SFAS109 requires deferred tax to be fully provided on all temporary differences.
     The table below provides a reconciliation of deferred taxes from a UK GAAP basis to a US GAAP basis at 30 September 2002.

		Adjustments
	UK GAAP	to US GAAP	US GAAP
	£ million	£ million	£ million

Accelerated capital allowances	362.1	—	362.1
Other temporary differences	(53.5)	72.7	19.2
Tax losses and other credits available	(24.7)	—	(24.7)

	283.9 [1]	72.7	356.6

1.	The UK deferred tax balance of £283.9 million does not include the deferred tax asset of £106.4 million relating to the Group’s net pension liabilities. As required by the applicable UK GAAP accounting standard, FRS17, this asset is set against the relevant retirement benefit liability to show the net position (see note 6 e)). If it was included above, it would be wholly reversed in the adjustments to US GAAP.

US GAAP
£ million

Movement during the year
At 1 October 2001	333.8
Exchange adjustment	(7.2)
Arising during the year	37.5
Transfers from current tax	0.8
Other movements	(8.3)

At 30 September 2002	356.6

The components of deferred tax assets/(liabilities) at 30 September 2002 were:

	2002	2001
	£ million	£ million

Long-term
Asset	130.4	44.8
Liability	(507.0)	(399.3)

Net liability	(376.6)	(354.5)

Short-term
Asset	25.5	22.8
Liability	(5.5)	(2.1)

Net asset	20.0	20.7

Total deferred tax assets	155.9	67.6
Total deferred tax liabilities	(512.5)	(401.4)

	(356.6)	(333.8)

86  The BOC Group plc  Report and accounts 2002

4. Tax continued
c) Factors affecting the current and Group effective tax charge for the period
The table set out below provides a reconciliation between the UK corporation tax rate and the Group’s effective tax rate, excluding exceptional items, computed by taking the various elements of the tax reconciliation as a percentage of the profit before tax, excluding exceptional items.

		2001	2000
	2002	(restated)	(restated)
	%	%	%

UK corporation tax rate	30.0	30.0	30.0
Difference in tax rates of overseas subsidiaries, joint ventures and associates	0.5	1.3	1.2
Excess of tax depreciation over book depreciation	(3.9)	(3.7)	(3.2)
Other timing differences	2.7	(1.5)	(2.0)
State and local taxes	0.5	0.7	1.0
Net utilisation of losses	(1.1)	(0.7)	(0.7)
Investment tax credits	(2.4)	(1.1)	(1.8)
Prior year tax	0.9	(0.6)	(1.3)
Permanent items and other items with less than a 5% net effect	0.1	1.1	2.5

Effective current tax rate before exceptional items	27.3	25.5	25.7
Timing differences	2.7	7.0	7.7

Effective Group tax rate before exceptional items	30.0	32.5	33.4

Profit on ordinary activities before tax (including exceptional items), as shown in the consolidated profit and loss account, is analysed over its component parts as follows:

		2001	2000
	2002	(restated)	(restated)
	£ million	£ million	£ million

UK	66.6	86.4	148.1
Overseas	268.7	275.8	293.7

	335.3	362.2	441.8

d) Factors that may affect future tax charges
The total charge in future periods will be affected by any changes to the corporation tax rates in force in the countries in which the Group operates. The current tax charges will also be affected by changes in the excess of tax depreciation over book depreciation and the use of tax credits.

e) Unused tax credits
On a consolidated basis, the Group has net operating loss carryforwards of £44.4 million. If not offset against taxable income, these losses will expire as follows:

Net
operating loss
Year	£ million

2003	—
2004	11.7
2005	—
2006	—
2007	—
Thereafter, or no expiry date	32.7

For US Federal tax purposes, the Group has investment tax credits and general business tax credits to carry forward of approximately £12.9 million, which are available to reduce income taxes otherwise payable. These do not expire until 2003 or thereafter.
     In addition, the Group has alternative minimum tax credits for US Federal income tax purposes of approximately £27.7 million which can be carried forward to reduce regular tax liabilities of future years. There is no expiration date on these credits.
     Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period in which the assets giving rise to such credits are placed in service. Deferred tax assets, subject to the need for a valuation allowance, are recognised to the extent that the investment tax credits are not currently utilised.

87  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

5. Directors
Directors’ remuneration and interests are given in the report on remuneration on pages 56 to 63.

6. Employees
a) Subsidiaries

		2002		2001

	Year end		Average	Year end	Average

i) Employees by business
Process Gas Solutions	5,806		5,979	6,037	6,076
Industrial and Special Products	15,266		14,681	14,369	14,201
BOC Edwards	5,367		5,186	4,830	4,916
Afrox hospitals	14,152		13,934	12,833	12,804
Gist	5,302		5,100	4,774	4,284
Corporate	387		376	328	296

	46,280		45,256	43,171	42,577

ii) Employees by region
Europe	13,213		12,739	12,173	11,750
Americas	7,243		7,312	7,305	7,262
Africa	17,435		17,213	16,120	16,137
Asia/Pacific	8,389		7,992	7,573	7,428

	46,280		45,256	43,171	42,577

b) Joint ventures and associates
Joint ventures	3,570		3,596	3,595	3,874
Associates	742		728	712	684

	4,312		4,324	4,307	4,558

c) Employment costs

		2001	2000
	2002	(restated)	(restated)
	£ million	£ million	£ million

Wages and salaries	813.9	758.8	729.5
Social security costs	77.7	74.0	64.3
Other pension costs	66.3	76.0	54.4

	957.9	908.8	848.2

Other pension costs includes an exceptional charge of £nil (2001: £16.7 million, 2000: £nil). See also note 2 b).

88  The BOC Group plc  Report and accounts 2002

6. Employees continued

d) Option and incentive schemes
BOC operates share option schemes for both executives and employees. The features of these are given in the report on remuneration and the employees report.

							Executive
							share award
	Employee options			Executive options[1]			plan[2]

	Number of		Weighted	Number of		Weighted	Number of
	shares	Range of	average	shares	Range of	average	shares
i) Summary of movements in share options	million	option prices	option price	million	option prices	option price	million

Outstanding at 1 October 1999	6.1	489p-882p	776p	16.7	532p-1119p	847p	—
Granted	1.3	870p	870p	6.7	937p	937p	0.8
Exercised	(1.1)	489p-762p	692p	(0.6)	536p-980p	670p	—
Lapsed	(0.4)	489p-882p	797p	(1.2)	722p-1119p	904p	—

Outstanding at 30 September 2000	5.9	610p-882p	810p	21.6	532p-1119p	877p	0.8
Granted	1.2	894p	894p	4.4	986p-1034p	994p	—
Exercised	(0.4)	610p-894p	765p	(2.5)	532p-980p	740p	—
Lapsed	(1.0)	610p-894p	830p	(1.8)	722p-993p	929p	(0.1)

Outstanding at 30 September 2001	5.7	610p-894p	835p	21.7	627p-1119p	914p	0.7
Granted	1.2	914p	914p	5.5	1016p-1079p	1016p	—
Exercised	(1.0)	610p-914p	787p	(3.1)	627p-980p	868p	(0.7)
Lapsed	(0.5)	610p-914p	857p	(0.6)	742p-1119p	957p	—

Outstanding at 30 September 2002	5.4	650p-914p	855p	23.5	677p-1119p	943p	—

Number of participants at 30 September 2002	6,100			1,097			—

Options exercisable:
At 30 September 2002	—	—	—	8.6	677p-1119p	877p	—
At 30 September 2001	—	—	—	2.0	627p-742p	705p	—

Fair value of options granted during:
Year ended 30 September 2002	289p			242p
Year ended 30 September 2001	264p			232p

1.	Executive options include share options and rights and long-term share incentive units.
2.	The executive share award plan was granted at an option price of £nil.

The weighted average fair value of options granted during the year was calculated using the Black-Scholes option pricing model. Details of the assumptions used are given in (ii) below.

	Employee options			Executive options[3]

	Number of	Weighted	Normal	Number of	Weighted	Normal
	shares	average	exercisable	shares	average	exercisable
ii) Analysis of share options	thousand	option price	date	thousand	option price	date

Outstanding at 30 September 2002
Date of grant
1993	—	—	—	242	742p	1996-2003
1994	—	—	—	361	678p	1997-2004
1995	5	650p	2002-2003	712	722p	1999-2005
1996	270	827p	2001-2004	1,110	915p	1999-2006
1997	258	882p	2002-2005	1,276	981p	2000-2007
1998	843	823p	2001-2006	2,100	915p	2001-2008
1999	779	766p	2002-2007	2,809	860p	2002-2009
2000	1,090	870p	2003-2008	5,384	937p	2003-2010
2001	1,037	894p	2004-2009	4,126	994p	2004-2011
2002	1,147	914p	2005-2010	5,353	1016p	2005-2012

	5,429			23,473

3.	Executive options include share options and rights and long-term share incentive units.

89  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

6. Employees continued
Executive options are granted at the market price of the company’s shares at the time of the grant and consequently there is no compensation expense under UK GAAP. The Group also takes advantage of the exemption granted under UITF 17, Employee Share Schemes, whereby no compensation expense need be recorded for employee schemes.
     For US reporting purposes the company applies APB Opinion 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its plans. By applying this statement the employee share schemes are deemed non-compensatory and therefore do not result in an expense for financial reporting purposes. Under the executive schemes, grants of share options are at the market price of the company’s shares at the time of grant.
     If compensation cost for the Group’s share option plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the method of US SFAS123, Accounting for Stock Based Compensation, the Group’s profit before tax under US GAAP would have been charged with an additional cost of £6.3 million (2001: £9.7 million, 2000: £8.3 million), basic earnings per share would have been 51.18p (2001: 46.71p, 2000: 53.99p) and diluted earnings per share would have been 50.99p (2001: 46.54p, 2000: 53.72p).
     The Black-Scholes model was used to measure the compensation expense under US SFAS123. The assumptions used for grants in 2002 included a dividend yield of 4.0 per cent (2001: 4.0 per cent, 2000: 3.3 per cent), expected share price volatility of 31.0 per cent (2001: 30.0 per cent, 2000: 24.6 per cent), a weighted average expected life of 5.0 years (2001: 4.2 years, 2000: 4.2 years) and a weighted average interest rate of 4.9 per cent (2001:5.1 per cent, 2000: 5.9 per cent). The weighted average interest rate is based on UK Gilts on the date of grant with a maturity similar to the related options.

e) Retirement benefits
i) UK GAAP FRS17 Retirement benefits — Group
The Group operates a number of pension schemes throughout the world. The majority of the schemes are self-administered and the schemes’ assets are held independently of the Group’s finances. Pension costs are assessed in accordance with the advice of independent, professionally qualified actuaries.
     The Group operates defined benefit schemes in Europe, Americas, Africa and Asia/Pacific. The largest schemes are located in the UK, US, South Africa and Australia. The UK and South African schemes are based on final salary and the US on annual salary. With effect from 1 January 1998 the Australian scheme changed to operate primarily as a defined contribution scheme, although it retains some defined benefit guarantees. The geographical split of the pension schemes has been amended in 2002 to be consistent with the segmental analysis.
     The most recent actuarial valuations have been updated by an independent qualified actuary to take account of the requirements of FRS17 in order to assess the liabilities of the schemes at 30 September 2002. Scheme assets are stated at their market value at 30 September 2002.
     On the advice of the actuaries, company contributions to the principal UK scheme will resume from 1 October 2002 at a rate of 14.4 per cent of payroll. In accordance with South African legislation, contributions recommenced on 7 December 2001 at rates ranging from 10.5 per cent to 12 per cent. Contribution rates were increased in June 2002 and now range from 14.9 per cent to 19.5 per cent. As the South African schemes and the defined benefit guarantees of the Australian scheme are closed schemes, the current service cost as a percentage of pensionable salaries under the projected unit method will increase as the members approach retirement. Contributions recommenced to the Australian scheme on 1 October 2001 at rates ranging from 11 per cent to 17 per cent. In the US, company contributions to the pension plan remain suspended.
     During the year, the Pension Funds Second Amendment Act, 2001 was passed in South Africa. Under this Act, surpluses in pension funds have to be used in a manner specified under Regulations to the Act to improve current and former members’ benefits prior to the employer obtaining any benefit from the surpluses. Consequently, it is considered unlikely that the company will obtain any benefit from the surpluses in the South African schemes. Therefore the surpluses at 30 September 2002 have been written off in the statement of total recognised gains and losses in accordance with FRS17.

Main assumptions for FRS17 purposes	Europe	Americas	Africa	Asia/Pacific

Date of latest actuarial valuation	31 Mar 02	1 Jan 01	30 Jun 01	31 Dec 00
2002
Rate of increase in salaries	3.9%	3.75%	9.5%	3.5%
Rate of increase in pensions in payment	2.4%	—	6.8%	2.5%
Discount rate	5.5%	6.5%	12.0%	6.1%
Inflation	2.4%	2.5%	7.0%	2.5%

2001
Rate of increase in salaries	4.55%	4.75%	7.5%	4.0%
Rate of increase in pensions in payment	2.5%	—	4.8%	3.0%
Discount rate	6.1%	7.25%	10.0%	5.75%
Inflation	2.5%	3.75%	7.5%	3.0%

2000
Rate of increase in salaries	5.0%	4.85%	12.5%	3.5%
Rate of increase in pensions in payment	3.0%	—	9.4%	3.5%
Discount rate	6.2%	7.75%	15.0%	6.25%
Inflation	3.0%	3.75%	12.5%	2.5%

The assumptions used for the US health care benefits for FRS17 purposes are a discount rate of 6.5 per cent (2001: 7.25 per cent, 2000: 7.75 per cent) and an ultimate health care cost trend rate of 4.5 per cent (2001: 4.75 per cent, 2000: 5.25 per cent).
     Contributions to non defined benefit schemes in the year were £9.6 million (2001: £6.3 million,2000: £5.5 million) and are included in note 6 c).

90  The BOC Group plc  Report and accounts 2002

6. Employees continued
The assets in the schemes and the expected rates of return were:

	Equities	Bonds	Other	Total

Long-term rate of return expected at 30 September 2002
Europe	8.5%	4.9%	4.0%	—
Americas	9.5%	6.0%	—	—
Africa	14.0%	12.0%	8.5%	—
Asia/Pacific	7.7%	4.7%	5.7%	—

Value at 30 September 2002 (£ million)
Europe	686.2	235.0	18.8	940.0
Americas	289.2	51.0	—	340.2
Africa	49.6	15.3	5.4	70.3
Asia/Pacific	89.8	16.3	16.7	122.8

Total	1,114.8	317.6	40.9	1,473.3

Long-term rate of return expected at 30 September 2001
Europe	8.5%	5.2%	4.6%	—
Americas	9.5%	6.0%	—	—
Africa	12.0%	10.0%	8.4%	—
Asia/Pacific	7.4%	5.1%	6.1%	—

Value at 30 September 2001 (£ million)
Europe	897.6	226.8	18.8	1,143.2
Americas	345.0	70.7	—	415.7
Africa	54.7	18.2	6.3	79.2
Asia/Pacific	92.3	18.0	17.3	127.6

Total	1,389.6	333.7	42.4	1,765.7

Long-term rate of return expected at 30 September 2000
Europe	7.5%	5.0%	6.0%	—
Americas	9.0%	6.0%	—	—
Africa	15.5%	13.5%	12.2%	—
Asia/Pacific	7.5%	5.4%	5.9%	—

Value at 30 September 2000 (£ million)
Europe	1,162.0	250.1	17.2	1,429.3
Americas	469.2	70.1	—	539.3
Africa	74.8	21.3	6.8	102.9
Asia/Pacific	111.7	18.4	18.9	149.0

Total	1,817.7	359.9	42.9	2,220.5

The following amounts at 30 September 2002 were measured in accordance with the requirements of FRS17:

		Americas	Americas
	Europe	pensions	health care	Africa	Asia/Pacific	Total
	£ million	£ million	£ million	£ million	£ million	£ million

2002
Total market value of assets	940.0	340.2	—	70.3	122.8	1,473.3
Present value of scheme liabilities	(1,331.6)	(250.4)	(50.1)	(59.3)	(134.0)	(1,825.4)
Irrecoverable surplus	—	—	—	(11.0)	—	(11.0)

(Deficit)/surplus in the scheme	(391.6)	89.8	(50.1)	—	(11.2)	(363.1)
Related deferred tax asset/(liability)	117.5	(35.5)	19.8	—	4.6	106.4

Net pension (liabilities)/assets[1]	(274.1)	54.3	(30.3)	—	(6.6)	(256.7)

2001
Total market value of assets	1,143.2	415.7	—	79.2	127.6	1,765.7
Present value of scheme liabilities	(1,172.0)	(258.2)	(52.0)	(66.4)	(130.8)	(1,679.4)

(Deficit)/surplus in the scheme	(28.8)	157.5	(52.0)	12.8	(3.2)	86.3
Related deferred tax asset/(liability)	8.6	(62.2)	20.5	(3.9)	1.7	(35.3)

Net pension (liabilities)/assets[1]	(20.2)	95.3	(31.5)	8.9	(1.5)	51.0

2000
Total market value of assets	1,429.3	539.3	—	102.9	149.0	2,220.5
Present value of scheme liabilities	(1,161.9)	(233.0)	(43.7)	(70.8)	(146.6)	(1,656.0)

Surplus/(deficit) in the scheme	267.4	306.3	(43.7)	32.1	2.4	564.5
Related deferred tax (liability)/asset	(80.2)	(121.0)	17.3	(9.6)	(0.1)	(193.6)

Net pension assets/(liabilities)[1]	187.2	185.3	(26.4)	22.5	2.3	370.9

1.	Included in the net pension (liabilities)/assets are assets of £54.3 million (2001: £107.0 million, 2000: £402.0 million) and liabilities of £311.0 million (2001: £56.0 million, 2000: £31.1 million).

91  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

6. Employees continued

		Americas	Americas
	Europe	pensions	health care	Africa	Asia/Pacific	Total
Analysis of the amount charged to operating profit	£ million	£ million	£ million	£ million	£ million	£ million

Year to 30 September 2002
Current service cost	(33.5)	(12.8)	(1.6)	(1.7)	(7.2)	(56.8)
Past service cost[2]	(0.6)	0.7	—	—	—	0.1

Total operating charge	(34.1)	(12.1)	(1.6)	(1.7)	(7.2)	(56.7)

Year to 30 September 2001
Current service cost	(35.8)	(8.6)	(1.3)	(2.2)	(4.7)	(52.6)
Past service cost	(0.4)	(16.7)	—	—	—	(17.1)

Total operating charge	(36.2)	(25.3)	(1.3)	(2.2)	(4.7)	(69.7)

Year to 30 September 2000
Current service cost	(31.1)	(8.0)	(1.0)	(2.5)	(4.7)	(47.3)
Past service cost	(1.6)	—	—	—	—	(1.6)

Total operating charge	(32.7)	(8.0)	(1.0)	(2.5)	(4.7)	(48.9)

2.	Two amendments have been made to the US pension plan in 2002 relating to the allocation of the interest credit to plan members, both retrospectively and in the future. The net impact of the amendments is a £0.7 million credit against past service cost in the year.

		Americas	Americas
	Europe	pensions	health care	Africa	Asia/Pacific	Total
Analysis of the amount included in net interest	£ million	£ million	£ million	£ million	£ million	£ million

Year to 30 September 2002
Expected return on pension scheme assets	87.4	36.2	—	7.2	8.3	139.1
Interest on pension scheme liabilities	(71.1)	(18.6)	(3.7)	(5.6)	(7.1)	(106.1)

Net interest on FRS17 pension schemes	16.3	17.6	(3.7)	1.6	1.2	33.0

Year to 30 September 2001
Expected return on pension scheme assets	99.3	46.7	—	11.9	9.0	166.9
Interest on pension scheme liabilities	(71.9)	(18.1)	—	(9.7)	(7.5)	(107.2)

Net interest on FRS17 pension schemes	27.4	28.6	—	2.2	1.5	59.7

Year to 30 September 2000
Expected return on pension scheme assets	88.7	38.4	—	13.0	9.4	149.5
Interest on pension scheme liabilities	(69.4)	(13.7)	—	(10.3)	(7.3)	(100.7)

Net interest on FRS17 pension schemes	19.3	24.7	—	2.7	2.1	48.8

		Americas	Americas
Analysis of the amount recognised in the statement	Europe	pensions	health care	Africa	Asia/Pacific	Total
of total recognised gains and losses	£ million	£ million	£ million	£ million	£ million	£ million

Year to 30 September 2002
Actual return less expected return on pension scheme assets	(246.4)	(71.6)	—	3.0	(13.6)	(328.6)
Experience gains and losses arising on the scheme liabilities	(9.7)	6.7	5.8	(3.9)	(1.3)	(2.4)
Changes in assumptions underlying the present value of the scheme liabilities	(91.7)	(2.2)	(5.9)	—	5.5	(94.3)
Irrecoverable surplus	—	—	—	(11.6)	—	(11.6)

Actuarial (loss) recognised in the statement of total recognised gains and losses[3]	(347.8)	(67.1)	(0.1)	(12.5)	(9.4)	(436.9)

Year to 30 September 2001
Actual return less expected return on pension scheme assets	(346.2)	(156.4)	—	(11.9)	(13.3)	(527.8)
Experience gains and losses arising on the scheme liabilities	(7.6)	(0.9)	(6.9)	(0.3)	10.7	(5.0)
Changes in assumptions underlying the present value of the scheme liabilities	64.0	—	—	(2.9)	—	61.1

Actuarial (loss) recognised in the statement of total recognised gains and losses[3]	(289.8)	(157.3)	(6.9)	(15.1)	(2.6)	(471.7)

Year to 30 September 2000
Actual return less expected return on pension scheme assets	109.0	57.2	—	8.5	9.0	183.7
Experience gains and losses arising on the scheme liabilities	22.2	(30.9)	(17.8)	3.9	(11.8)	(34.4)
Changes in assumptions underlying the present value of the scheme liabilities	(32.4)	—	3.0	—	—	(29.4)

Actuarial gain/(loss) recognised in the statement of total recognised gains and losses[3]	98.8	26.3	(14.8)	12.4	(2.8)	119.9

3.	Included in the actuarial gain/(loss) for the year is £(5.7) million in respect of minority interests (2001: £(6.8) million, 2000: £5.7 million).

92  The BOC Group plc  Report and accounts 2002

6. Employees continued

		Americas	Americas
	Europe	pensions	health care	Africa	Asia/Pacific	Total
Movement in (deficit)/surplus during the year	£ million	£ million	£ million	£ million	£ million	£ million

Year to 30 September 2002
(Deficit)/surplus in scheme at 1 October	(28.8)	157.5	(52.0)	12.8	(3.2)	86.3
Movement in the year:
Current service cost	(33.5)	(12.8)	(1.6)	(1.7)	(7.2)	(56.8)
Past service cost	(0.6)	0.7	—	—	—	0.1
Contributions	2.8	—	3.9	1.8	6.3	14.8
Other finance income	16.3	17.6	(3.7)	1.6	1.2	33.0
Actuarial (loss)	(347.8)	(67.1)	(0.1)	(12.5)	(9.4)	(436.9)
Exchange adjustment	—	(6.1)	3.4	(2.0)	1.1	(3.6)

(Deficit)/surplus in scheme at 30 September	(391.6)	89.8	(50.1)	—	(11.2)	(363.1)

Year to 30 September 2001
Surplus/(deficit) in scheme at 1 October	267.4	306.3	(43.7)	32.1	2.4	564.5
Movement in the year:
Current service cost	(35.8)	(8.6)	(1.3)	(2.2)	(4.7)	(52.6)
Past service cost	(0.4)	(16.7)	—	—	—	(17.1)
Contributions	2.4	—	3.7	—	—	6.1
Other finance income	27.4	28.6	—	2.2	1.5	59.7
Actuarial (loss)	(289.8)	(157.3)	(6.9)	(15.1)	(2.6)	(471.7)
Exchange adjustment	—	5.2	(3.8)	(4.2)	0.2	(2.6)

(Deficit)/surplus in scheme at 30 September	(28.8)	157.5	(52.0)	12.8	(3.2)	86.3

		Americas	Americas
	Europe	pensions	health care	Africa	Asia/Pacific	Total
History of experience gains and losses	£ million	£ million	£ million	£ million	£ million	£ million

Year to 30 September 2002
Difference between the expected and actual return on scheme assets
Amount (£ million)	(246.4)	(71.6)	—	3.0	(13.6)	(328.6)
Percentage of scheme assets	(26.2% )	(21.0% )	—	4.3%	(11.1% )	(22.3% )
Experience gains and losses on scheme liabilities
Amount (£ million)	(9.7)	6.7	5.8	(3.9)	(1.3)	(2.4)
Percentage of the present value of scheme liabilities	(0.7% )	2.7%	11.6%	(6.6% )	(1.0% )	(0.1% )
Total amount recognised in the statement of total recognised gains and losses
Amount (£ million)	(347.8)	(67.1)	(0.1)	(12.5)	(9.4)	(436.9)
Percentage of the present value of scheme liabilities	(26.1% )	(26.8% )	(0.2% )	(21.1% )	(7.0% )	(23.9% )

Year to 30 September 2001
Difference between the expected and actual return on scheme assets
Amount (£ million)	(346.2)	(156.4)	—	(11.9)	(13.3)	(527.8)
Percentage of scheme assets	(30.3%)	(37.6%)	—	(15.0%)	(10.4%)	(29.9%)
Experience gains and losses on scheme liabilities
Amount (£ million)	(7.6)	(0.9)	(6.9)	(0.3)	10.7	(5.0)
Percentage of the present value of scheme liabilities	(0.6%)	(0.3%)	(13.3%)	(0.4%)	8.2%	(0.3%)
Total amount recognised in the statement of total recognised gains and losses
Amount (£ million)	(289.8)	(157.3)	(6.9)	(15.1)	(2.6)	(471.7)
Percentage of the present value of scheme liabilities	(24.7%)	(60.9%)	(13.3%)	(22.7%)	(2.0%)	(28.1%)

Year to 30 September 2000
Difference between the expected and actual return on scheme assets
Amount (£ million)	109.0	57.2	—	8.5	9.0	183.7
Percentage of scheme assets	7.6%	10.6%	—	8.3%	6.0%	8.3%
Experience gains and losses on scheme liabilities
Amount (£ million)	22.2	(30.9)	(17.8)	3.9	(11.8)	(34.4)
Percentage of the present value of scheme liabilities	1.9%	(13.3%)	(40.7%)	5.5%	(8.0%)	(2.1%)
Total amount recognised in the statement of total recognised gains and losses
Amount (£ million)	98.8	26.3	(14.8)	12.4	(2.8)	119.9
Percentage of the present value of scheme liabilities	8.5%	11.3%	(33.9%)	17.5%	(1.9%)	7.2%

93  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

6. Employees continued
ii) UK GAAP FRS17 Retirement benefits — parent company
The pension rights of UK BOC Group employees are dealt with through a self-administered scheme, the assets of which are held independently of the Group’s finances. The scheme is a defined benefit scheme that is funded partly by contributions from members and partly by contributions from Group undertakings at rates advised by independent professionally qualified actuaries. Acting on the advice of the actuaries, company contributions to the principal UK scheme will resume from 1 October 2002.
     The company accounts for pension costs in accordance with UK Financial Reporting Standard 17 (FRS17) on retirement benefits. In accordance with the standard, the company treats contributions to the pension scheme as if it were a defined contribution scheme. This is because the underlying assets and liabilities of the scheme cover a number of UK BOC Group undertakings and cannot readily be split between each Group undertaking on a consistent and reliable basis.

iii) Pensions — US GAAP
For the purposes of US GAAP, the pension costs of the largest schemes have been restated in the following tables in accordance with the requirement of SFAS132. The changes in projected benefit obligation, plan assets and details of the funded status of these retirement plans, together with the changes in the accumulated other post-retirement benefit obligations of the Group’s US business, are given below. The measurement date for UK and US pension plans is 30 June. The difference between the UK and US GAAP information, disclosed in note 6 e) i) and ii) is included in note 16.

	Pension benefits		Other benefits[1]

	2002	2001	2002	2001
	£ million	£ million	£ million	£ million

Change in benefit obligation
Projected benefit obligation at 1 October	1,599.5	1,666.0	52.0	47.1
Change due to re-measurement	—	—	—	(3.4)
Exchange adjustment	(27.3)	(7.6)	(3.4)	0.3
Service cost	54.6	54.0	1.6	1.2
Interest cost	102.9	107.5	3.6	3.3
Plan participants’ contributions	12.9	14.6	—	—
Actuarial losses/(gains)	44.7	(151.1)	0.2	7.2
Benefits paid	(91.9)	(86.6)	(3.9)	(3.7)
Other (income) less expenses	0.6	2.3	—	—
Curtailments, settlements, termination benefits	0.6	0.4	—	—
Plan amendments[2]	(0.7)	—	—	—

Projected benefit obligation at 30 September	1,695.9	1,599.5	50.1	52.0

Change in fair value of assets
Fair value of assets at 1 October	1,995.7	2,203.4	—	—
Exchange adjustment	(39.8)	(24.9)	—	—
Actual return on plan assets	(180.4)	(115.5)	—	—
Employer contributions	8.9	2.4	—	—
Plan participants’ contributions	12.9	14.6	—	—
Other income less (expenses)	0.6	2.3	—	—
Benefits paid	(91.9)	(86.6)	—	—

Fair value of assets at 30 September	1,706.0	1,995.7	—	—

Funded status and unrecognised (gains)/losses
Funded status	10.1	396.2	(50.1)	(52.0)
Unrecognised net transition asset	(26.1)	(42.9)	—	—
Unrecognised prior service cost/(credit)	23.9	28.9	(3.4)	(4.1)
Unrecognised net loss/(gain)	195.5	(191.2)	9.3	10.1

Prepaid/(accrued) pension cost	203.4	191.0	(44.2)	(46.0)

Amounts recognised in the statement of financial position consist of:
Prepaid benefit cost	183.0	191.0
Accrued benefit liability	(1.5)	—
Intangible asset	0.7	—
Accumulated other comprehensive income	21.2	—

Prepaid pension cost	203.4	191.0

1.	Other benefits relate to post retirement medical benefits.
2.	Plan amendments relate to changes made to the US pension plan.

The fair value of plan assets exceeds the accumulated benefit obligation for all plans except the Australian plan, where the accumulated benefit obligation, projected benefit obligation and fair value of plan assets were £110.6 million, £110.6 million and £109.1 million respectively (2001: £108.4 million, £108.4 million and £112.5 million).

94  The BOC Group plc  Report and accounts 2002

6. Employees continued
The main assumptions are as follows:

	Europe	Americas	Africa	Asia/Pacific

At 30 September 2002
Discount rate	5.8%	7.0%	12.0%	7.0%
Expected return on plan assets	7.7%	9.0%	12.0%	8.0%
Rate of compensation increase	3.9%	3.75%	9.5%	3.5%

At 30 September 2001
Discount rate	6.2%	7.25%	10.0%	5.75%
Expected return on plan assets	7.4%	9.0%	10.0%	6.5%
Rate of compensation increase	4.75%	4.75%	7.5%	3.0%

For the post retirement medical benefits plan at 30 September 2002, the initial health care cost trend rates for valuing the medical benefits and drug benefits were 10.0 per cent (2001:9.0 per cent) and 2.4 per cent (2001:2.0 per cent) respectively. These rates are assumed to reduce gradually to 4.5 per cent in 2009 (2001:4.75 per cent in 2009) for valuing medical benefits but no reduction is assumed for valuing the drug benefits.

	Pensionable benefits			Other benefits[3]

	2002	2001	2000	2002	2001	2000
	£ million	£ million	£ million	£ million	£ million	£ million

Service cost net of employees’ contributions	54.6	54.0	51.1	1.6	1.2	1.0
Interest cost on projected benefits obligation	102.9	107.5	99.5	3.6	3.3	1.8
Expected return on assets	(156.7)	(158.8)	(141.1)	—	—	—
Amortisation of net transition asset	(14.7)	(15.2)	(15.3)	—	—	—
Amortisation of prior service cost/(credit)	3.5	2.6	5.7	(0.5)	(0.5)	(0.4)
Amortisation of net (gain)/loss	(7.2)	(2.7)	—	0.3	—	(0.7)
Cost of special termination benefits	0.6	0.4	1.6	—	—	—

Net periodic pension (credit)/cost	(17.0)	(12.2)	1.5	5.0	4.0	1.7

3.	Other benefits relate to post retirement medical benefits.

It is estimated that a one per cent change in the weighted average health care costs trend would have the following effects on the accumulated benefit obligation and net periodic pension cost at 30 September 2002:

	One percentage point

	increase	decrease

Accumulated benefit obligation	6.0	(5.5)
Net periodic pension cost	0.9	(0.8)

95  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

7. Fixed assets — intangible assets

		Negative	Other
	Goodwill	Goodwill	intangibles	Total
	£ million	£ million	£ million	£ million

Gross book value
At 1 October 2001	73.1	(20.4)	6.0	58.7
Exchange adjustment	(6.7)	(0.8)	(0.1)	(7.6)
Acquired during the year	117.3	(5.0)	0.6	112.9

At 30 September 2002	183.7	(26.2)	6.5	164.0

Amortisation
At 1 October 2001	8.8	(1.1)	2.9	10.6
Exchange adjustment	(0.8)	—	(0.1)	(0.9)
Impairment	—	(3.8)	—	(3.8)
Provided during the year	8.8	(2.0)	0.6	7.4

At 30 September 2002	16.8	(6.9)	3.4	13.3

Net book value
At 1 October 2001	64.3	(19.3)	3.1	48.1
At 30 September 2002	166.9	(19.3)	3.1	150.7

The increase in positive goodwill represents the excess of the fair value of the purchase price over the provisional fair value of the net assets of businesses acquired. The increase in negative goodwill represents the excess of the provisional fair value of the net assets of businesses acquired over the fair value of the purchase price. The most significant amounts are as follows:

	Positive	Negative	Amortisation
	Goodwill	Goodwill	period
Business acquired	£ million	£ million	Years

2002
Seiko Instruments Inc — turbomolecular pumps business	60.2	—	20
Unique Gas and Petrochemicals Public Company Limited	17.5	—	20
Enron Teesside Operations Limited — industrial assets	9.6	—	15
Hydromatix Inc	5.6	—	15
Semco	4.4	—	15
Minorities in Osaka Sanso Kogyo KK	—	(5.0)	10

2001
Remaining 50 per cent of joint ventures in Venezuela and Chile	7.5	—	12
UK Fluorogas	8.2	—	15
Minorities in Osaka Sanso Kogyo KK	—	(20.4)	10

2000
Kachina Semiconductor Services	7.9	—	15

1999
Chemical management division of FSI International Inc	16.4	—	15

Amortisation periods are those over which it is estimated that the value of the business acquired will exceed the value of the identifiable net assets of the business acquired.

96  The BOC Group plc  Report and accounts 2002

8. Fixed assets — tangible assets
a) Group summary

		Plant,
	Land and	machinery		Construction
	buildings[1]	and vehicles	Cylinders	in progress	Total
	£ million	£ million	£ million	£ million	£ million

Gross book value
At 1 October 2001	704.8	4,437.3	606.7	308.1	6,056.9
Exchange adjustment	(33.5)	(222.0)	(38.4)	(18.5)	(312.4)
Capital expenditure[2]	17.8	143.1	45.4	148.0	354.3
Disposals	(26.8)	(106.1)	(20.2)	(0.1)	(153.2)
Transfers	9.5	218.1	9.3	(236.9)	—
Acquisitions/disposals of businesses	42.9	19.2	17.3	0.3	79.7

At 30 September 2002	714.7	4,489.6	620.1	200.9	6,025.3

Depreciation
At 1 October 2001	222.8	2,390.1	275.4	—	2,888.3
Exchange adjustment	(5.5)	(112.5)	(16.6)	—	(134.6)
Provided during the year	35.3	242.6	45.6	—	323.5
Impairment	37.4	7.2	—	—	44.6
Disposals	(13.4)	(89.8)	(16.0)	—	(119.2)
Disposals of businesses	(0.4)	(4.3)	—	—	(4.7)

At 30 September 2002	276.2	2,433.3	288.4	—	2,997.9

Net book value at 1 October 2001
Owned assets	448.4	2,038.1	295.5	308.1	3,090.1
Leased assets	33.6	9.1	35.8	—	78.5

	482.0	2,047.2	331.3	308.1	3,168.6

Net book value at 30 September 2002[3]
Owned assets	407.4	2,047.8	299.8	200.9	2,955.9
Leased assets[4]	31.1	8.5	31.9	—	71.5

	438.5	2,056.3	331.7	200.9	3,027.4

1.	Net book value of land and buildings at cost was £405.4 million (2001: £407.6 million).
2.	Subsidiary undertakings only. Capital expenditure of joint ventures and associates is given in note 1.
3.	Net book value includes net interest capitalised of £63.8 million (2001: £67.7 million). The tax effect of this is included in the deferred tax provision.
4.	Leased assets are shown net of accumulated depreciation of £111.0 million (2001: £105.6 million).

b) Depreciation and operating lease rentals

	2002	2001	2000
	£ million	£ million	£ million

Depreciation on leased assets included above	8.5	6.8	6.7
Amortisation of capitalised interest included above	4.2	3.0	4.0
Operating lease rentals
— hire of plant and machinery	7.7	15.0	8.1
— property rent	23.1	25.0	26.4
— other	14.0	11.9	10.8

c) Regional analysis

The Group has numerous manufacturing, distribution and office facilities which are located in some 50 countries. At 30 September 2002, the Group’s property, plant and equipment, comprising land and buildings, plant, machinery, vehicles and cylinders was located regionally as follows:

	£ million	%

Europe (mainly the UK)	1,024.7	34
Americas (mainly the US)	978.4	32
Africa	178.3	6
Asia/Pacific	846.0	28

	3,027.4	100

The above amounts are stated at cost net of accumulated depreciation.

97  The BOC Group plc  Report and accounts 2002

Notes to the financial statements

8. Fixed assets — tangible assets continued

d)  Asset revaluations
Following the adoption of FRS15 — Tangible fixed assets in 2000, land and buildings are no longer revalued (see Accounting policies on page 72). The net book value of properties revalued in earlier years was £136.4 million. Properties not revalued were £302.1 million.

e)  Parent summary

		Plant,
	Land and	machinery
	buildings	and vehicles	Total
	£ million	£ million	£ million

Gross book value
At 1 October 2001	14.3	18.9	33.2
Capital expenditure	—	0.1	0.1
Disposals	—	(3.3)	(3.3)

At 30 September 2002	14.3	15.7	30.0

Depreciation
At 1 October 2001	3.3	11.1	14.4
Provided during the year	0.4	1.3	1.7
Disposals	—	(0.1)	(0.1)

At 30 September 2002	3.7	12.3	16.0

Net book value
At 1 October 2001	11.0	7.8	18.8
At 30 September 2002	10.6	3.4	14.0

f)  Net book value of land and buildings at 30 September 2002

	Group	Parent
	£ million	£ million

Freehold property	407.4	10.6
Leasehold property — long-term	27.4	–
— short-term	3.7	—

	438.5	10.6

g)  Capital commitments

	Group		Parent

	2002	2001	2002	2001
	£ million	£ million	£ million	£ million

Against which orders had been placed	33.3	96.0	—	2.5
Authorised but not committed	66.7	80.4	—	—

	100.0	176.4	—	2.5

The Group’s share of its joint ventures’ and associates’ capital commitments was:

	2002	2001
	£ million	£ million

Against which orders had been placed	3.1	2.4
Authorised but not committed	8.6	4.0

	11.7	6.4

98  The BOC Group plc Report and accounts 2002

9. Fixed assets — investments

a)  Group

		Group	Group	Group			Provisions
		share of	share of	loans to	Other	Own	against
	Goodwill	net assets of	net assets of	joint ventures	investments	shares	other
	of associates	joint ventures	associates	and associates	at cost	at cost	investments	Total
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million

At 1 October 2001
— previously reported	—	212.2	47.1	106.7	33.5	59.5	(1.8)	457.2
Prior year adjustment	—	(7.4)	—	—	—	—	—	(7.4)

At 1 October 2001 — restated	—	204.8	47.1	106.7	33.5	59.5	(1.8)	449.8
Exchange adjustment	(0.6)	(12.7)	(4.1)	(7.8)	(2.8)	0.1	0.4	(27.5)
Acquisitions/additions	8.7	10.1	6.0	20.9	21.6	—	—	67.3
Associates becoming subsidiaries	—	—	(3.2)	(1.1)	—	—	—	(4.3)
Disposals/repayments	—	—	(0.3)	(0.7)	(6.9)	(17.1)	(0.2)	(25.2)
Increase in net assets	—	3.3	3.8	—	—	—	—	7.1
Other	—	—	0.1	—	1.8	—	(0.5)	1.4

At 30 September 2002	8.1	205.5	49.4	118.0	47.2	42.5	(2.1)	468.6

i) Joint ventures
The cost of investment in joint ventures was £116.9 million (2001: £107.6 million) and the attributable profit before tax was £40.1 million (2001: £34.2 million, 2000: £40.2 million). There were no significant fair value adjustments on acquisitions.

ii) Associates
The cost of investment in associates was £15.1 million (2001: £8.3 million) and the attributable profit before tax was £9.4 million (2001: £10.5 million, 2000: £5.6 million).
     Goodwill of associates arose on the combination of the BOC Process Plants business with Linde Engineering. This represents the difference between the fair value of the consideration paid and the provisional fair value of the net assets acquired. This goodwill will be amortised over a period of 15 years. There were no significant fair value adjustments on acquisitions.

iii) Own shares
For share-based incentive schemes which do not use new issue shares, options are satisfied by the transfer of shares held in trust for the purpose. At 30 September 2002, options over 5.4 million shares were outstanding under these schemes, for which 4.6 million shares in the company were held pending exercise.
     Loans and advances for the purchase of shares in trust have been made either by the company or its subsidiaries. If the value of shares in trust is insufficient to cover the loans, the company and its subsidiaries will bear any loss. The company also bears administrative costs on an accruals basis.
     Based on the company’s share price at 30 September 2002 of 867.0p, the market value of own shares held in trust was £39.5 million. This compares with the acquisition cost shown above.
     Own shares are shown as fixed asset investments for accounting purposes, in accordance with FRS5 and UITF Abstract 13. Information on share option schemes appears in the report on remuneration and in notes 6 and 12.
     Dividends waived on the shares held in trust amounted to £1.8 million (2001: £1.2 million, 2000: £1.5 million).

iv) Related parties
During the year, interest income of £8.3 million (2001: £6.9 million, 2000: £6.5 million) was received from the Cantarell joint venture, a related party.

99  The BOC Group plc Report and accounts 2002

Notes to the financial statements

9.  Fixed assets — investments continued

b) Valuation

		2002	2001
		£ million	£ million

Listed on stock exchanges in the UK and overseas		91.1	112.5
Unlisted	— equity at directors’ valuation	244.9	237.1
	— other at directors’ valuation	132.6	107.6

Total book value		468.6	457.2

Market value of listed investments		123.1	152.7

c) Income

		2002	2001	2000
		£ million	£ million	£ million

Listed securities		7.5	6.0	2.2
Unlisted securities		30.6	19.5	20.5

		38.1	25.5	22.7
Less:	Dividends receivable from joint ventures	30.5	19.4	20.0
	Dividends receivable from associates	3.4	4.1	2.1

Income from other fixed asset investments		4.2	2.0	0.6

d) Parent

			Amounts
	Investments	Investments	due from	Own
	in subsidiary	in related	subsidiary	shares	Other
	undertakings	undertakings	undertakings	at cost	investments	Provisions	Total
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

At 1 October 2001	1,142.8	250.1	1,278.8	44.9	—	(14.6)	2,702.0
Additions	345.3	8.7	396.3	—	13.9	(1.9)	762.3
Disposals/repayments	(18.0)	(250.1)	(343.2)	(8.6)	—	—	(619.9)

At 30 September 2002	1,470.1	8.7	1,331.9	36.3	13.9	(16.5)	2,844.4

10.  Net current assets/(liabilities)

a) Stocks

	Group

	2002	2001
	£ million	£ million

Raw materials	67.8	81.2
Work in progress	47.8	59.5
Gases and other finished goods	159.0	164.7
Payments on account	(14.6)	(30.2)

	260.0	275.2

Amounts relating to long-term contracts included in work in progress were £0.2 million (2001: £1.3 million). There were no stocks held on the balance sheet of The BOC Group plc at either 30 September 2002 or 30 September 2001.

100  The BOC Group plc Report and accounts 2002

10. Net current assets/(liabilities) continued

b) Debtors falling due within one year

	Group		Parent

		2001		2001
	2002	(restated)	2002	(restated)
	£ million	£ million	£ million	£ million

Trade debtors	601.2	589.5	—	—
Amounts due from subsidiary undertakings	—	—	485.8	382.1
Amounts due from joint ventures and associates	1.4	4.3	1.4	3.2
Other debtors	100.0	92.1	21.7	13.5
Prepayments and accrued income	31.2	27.4	6.7	9.8

	733.8	713.3	515.6	408.6

At 30 September 2002, trade debtors of £23.8 million (2001: £25.7 million) in subsidiary undertakings had been factored to third parties with limited recourse.

c) Debtors falling due after more than one year

	Group		Parent

		2001		2001
	2002	(restated)	2002	(restated)
	£ million	£ million	£ million	£ million

Deposits	—	0.7	—	—
Deferred tax	7.9	8.4	—	—
Other debtors	20.4	12.2	—	—

	28.3	21.3	—	—

d) Cash at bank and in hand

Deposits	20.5	70.6	—	51.7
Cash at bank and in hand	165.0	162.9	—	—

	185.5	233.5	—	51.7

e) Borrowings and finance leases[1]

Bank loans and overdrafts	196.7	187.9	178.9	119.1
Loans other than from banks	182.3	288.1	—	196.5
Finance leases	11.1	10.4	—	—

	390.1	486.4	178.9	315.6

1. Details of borrowings and finance leases are given in note 3.

f) Other creditors

Deposits and advance payments by customers	41.5	46.0	—	—
Trade creditors	367.3	318.4	—	—
Amounts due to subsidiary undertakings	—	—	906.6	639.9
Taxation — UK	69.0	63.9	—	—
— Overseas	78.5	75.0	—	—
Other taxes and social security payable	27.3	25.5	—	—
Other creditors	130.0	128.4	2.0	38.6
Accruals and deferred income	144.2	138.1	45.2	38.8

	857.8	795.3	953.8	717.3

101  The BOC Group plc Report and accounts 2002

Notes to the financial statements

11. Long-term liabilities

a) Borrowings and finance leases1

	Group		Parent

	2002	2001	2002	2001
	£ million	£ million	£ million	£ million

Loans other than from banks	1,008.1	879.2	801.0	570.4
Bank loans	90.2	105.5	—	—
Finance leases	22.7	35.2	—	—

	1,121.0	1,019.9	801.0	570.4

1.	Details of borrowings and finance leases are given in note 3.

b) Provisions for liabilities and charges

		Incentive
		and other
	Deferred	employee	Uninsured	Restructuring
	tax	provisions	losses	provisions	Environmental	Other	Total
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

At 1 October 2001 – previously reported	37.0	84.2	23.9	11.6	26.9	21.7	205.3
Prior year adjustment	257.3	(43.4)	—	—	—	—	213.9

At 1 October 2001 – restated	294.3	40.8	23.9	11.6	26.9	21.7	419.2
Exchange adjustment	(8.6)	(2.7)	(0.1)	(0.2)	(1.7)	(0.5)	(13.8)
Provided in the year	9.5	4.6	—	5.0	0.9	12.6	32.6
Released in the year	—	(1.1)	(3.9)	—	—	(2.4)	(7.4)
Utilised in the year	—	(4.8)	(0.5)	(7.9)	(3.3)	(2.8)	(19.3)
Other movements	(3.4)	0.3	—	(0.8)	—	0.1	(3.8)

At 30 September 2002	291.8	37.1	19.4	7.7	22.8	28.7	407.5

     Provision for uninsured losses covers third party liabilities or claims. Due to the time frame that is often involved in such claims, a significant part of this provision is subject to actuarial valuation. Where this is not appropriate, other external assessments are used.
     The restructuring provision represents expenditure to be incurred on major reorganisations. This year £48.0 million was spent of which £4.2 million was provided for at 30 September 2001 and £3.7 million was provided for at 30 September 2000. The provisions remaining at 30 September 2002 consist mainly of redundancy costs and will be spent during 2003.
     Incentive and other employee provisions include long-term share incentive units and deferred compensation plans. Note 6 d) contains further details of the long-term share incentive units.
     Environmental provisions have been set aside to cover the costs of remediation for a number of hazardous waste sites. The costs are expected to be incurred between 2002 and 2030. Due to the period over which this expenditure is likely to be incurred, the provision has been discounted at a rate of four per cent. The effect of discounting is £6.7 million.
     Other provisions are principally for warranty and legal costs.
     Further information on deferred tax is disclosed in note 4.

12. Dividends and equity

a) Dividends

	Per share

	2002	2001	2000	2002	2001	2000
	pence	pence	pence	£ million	£ million	£ million

Ordinary
First interim	15.5	15.5	15.5	75.8	75.5	75.6
Second interim	22.5	21.5	19.5	110.8	104.8	94.6

	38.0	37.0	35.0	186.6	180.3	170.2

102  The BOC Group plc Report and accounts 2002

12.  Dividends and equity continued

b) Share capital

	Number of shares

	2002	2001	2002	2001
i) Analysis at 30 September	million	million	£ million	£ million

Equity capital:
Issued capital — Ordinary shares of 25p each, called up and fully paid	497.3	494.4	124.3	123.6
Unissued capital — unclassified shares of 25p each	92.7	95.6	23.2	23.9

Authorised			147.5	147.5

Number
ii) Share issues	million

Issues of Ordinary shares of 25p each during the year were:
Under the savings related share option scheme	1.0
Under the senior executives share option scheme	1.9

c) Group reserves

	Share				Joint
	premium	Revaluation	Profit and	Pensions'	ventures'	Associates'
	account	reserves	loss account	reserves	reserves	reserves	Total
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

At 1 October 2001 — previously reported	335.8	47.9	1,660.1	—	105.5	33.4	2,182.7
Prior year adjustment	—	—	(259.8)	47.1	(7.4)	—	(220.1)

At 1 October 2001 — restated	335.8	47.9	1,400.3	47.1	98.1	33.4	1,962.6
Total recognised gains and losses for the year	–	(20.1)	91.5	(303.6)	(10.0)	0.1	(242.1)
Share options	—	—	2.0	—	—	—	2.0
Dividends	—	—	(186.6)	—	—	—	(186.6)
Premium on share issues (net)	26.3	—	(2.4)	—	—	—	23.9

At 30 September 2002	362.1	27.8	1,304.8	(256.5)	88.1	33.5	1,559.8

The undistributed profits of Group undertakings may be liable to overseas and/or UK tax (after allowing for double tax relief) if distributed as dividends.
     There are no material exchange control restrictions on the remittance of funds to the UK.
     Goodwill written off against reserves in respect of continuing businesses acquired prior to 30 September 1998 amounts to £166.2 million (2001:£173.6 million). The movement in the year reflects exchange.
     At 30 September 2002, in accordance with the Group’s accounting policy, unrealised exchange gains (net of losses) on net borrowings at 30 September 2002 included in reserves amounted to £10.2 million (2001:£18.0 million).
     There are no non-equity shareholders’ interests in the share capital and reserves of the Group.

d) Parent reserves

	Share		Profit
	premium	Other	and loss
	account	reserves	account	Total
	£ million	£ million	£ million	£ million

At 1 October 2001 — previously reported	335.8	111.7	1,042.2	1,489.7
Prior year adjustment	—	—	(52.0)	(52.0)

At 1 October 2001 — restated	335.8	111.7	990.2	1,437.7
Profit for the financial year	—	—	26.2	26.2
Share options	—	2.0	—	2.0
Dividends	—	—	(186.8)	(186.8)
Premium on share issues (net)	26.3	—	(2.4)	23.9

At 30 September 2002	362.1	113.7	827.2	1,303.0

The premium on share issues represents amounts paid to The BOC Group plc for the issue of shares under the Group’s share option schemes. Employees paid £23.9 million. The Group paid the balance of £2.4 million to a qualifying employee share ownership trust (Quest).

103  The BOC Group plc Report and accounts 2002

Notes to the financial statements

13.  Commitments and contingent liabilities

a) Annual operating lease commitments

	2002		2001

		Other		Other
	Property	operating	Property	operating
	leases	leases	leases	leases
	£ million	£ million	£ million	£ million

On leases expiring:
Within one year	2.9	1.3	2.4	1.3
Between one and two years	1.8	6.5	3.9	1.5
Between two and five years	5.7	8.5	7.8	13.2
Over five years	7.0	1.9	7.1	3.5

	17.4	18.2	21.2	19.5

Operating
leases
£ million

Rentals are due under operating leases from 1 October 2002 to completion as follows:
Year to 30 September 2003	35.6
Year to 30 September 2004	29.8
Year to 30 September 2005	23.7
Year to 30 September 2006	19.4
Year to 30 September 2007	16.5
Thereafter	96.1

221.1

b) Contingent liabilities, legal proceedings and bank guarantees

	Group		Parent

	2002	2001	2002	2001
	£ million	£ million	£ million	£ million

Guarantees of joint ventures’ borrowings	119.3	152.1	119.3	152.1
Guarantees of subsidiaries’ borrowings	—	—	558.1	607.3
Other guarantees and contingent liabilities	38.7	37.9	22.3	20.4

	158.0	190.0	699.7	779.8

The guarantees of joint ventures’ borrowings predominately represents guarantees of the borrowings of BOC’s joint venture company which supplies nitrogen to the Mexican oil company, Pemex. These borrowings are scheduled to be repaid over the next eight years.
     Various Group undertakings are parties to legal actions and claims, some of which are for substantial amounts. While the outcome of some of these matters cannot readily be foreseen, the directors believe that they will be disposed of without material effect on the net asset position as shown in these financial statements.
     The Group is committed to make future purchases under take-or-pay contracts. Obligations under such contracts in effect at 30 September 2002 are as follows:

Year ending 30 September	£ million

2003	67.8
2004	66.6
2005	64.9
2006	62.9
2007	63.9
Thereafter	195.4

521.5

For the years ended 30 September 2002,2001 and 2000 total purchases made relating to these contracts amounted to £58.2 million,£53.5 million and £51.5 million respectively.

104  The BOC Group plc Report and accounts 2002

14.  Cash flow

a) Net cash inflow from operating activities

				2001	2000
			2002	(restated)	(restated)
	Notes		£ million	£ million	£ million

Total operating profit before exceptional items			500.1	530.6	496.4
Depreciation and amortisation			330.9	329.5	313.3
FRS17 retirement benefits charge			49.9	53.0	48.9
Operating profit before exceptional items of joint ventures			(63.8)	(59.0)	(48.1)
Operating profit before exceptional items of associates			(10.7)	(13.2)	(8.5)
Change in stocks			13.7	8.8	(40.9)
Change in debtors			(38.4)	39.5	(24.5)
Change in creditors			57.3	(20.9)	(10.3)
Exceptional cash flows			(67.3)	(51.8)	0.5
Other			(12.4)	(28.7)	(21.8)

Net cash inflow from operating activities			759.3	787.8	705.0

b) Reconciliation of net cash flow to movement in net debt

Increase in cash			(21.4)	(66.1)	(3.2)
Increase/(decrease) in debt	14	(d)	64.1	(51.3)	64.9
Decrease in liquid resources			52.6	102.8	9.6

Change in net debt resulting from cash flows			95.3	(14.6)	71.3
Net borrowings assumed at acquisition			0.5	—	21.8
Inception of finance leases			0.4	0.5	0.1
Exchange adjustment			(42.7)	(22.2)	76.7

Movement in net debt in the year			53.5	(36.3)	169.9
Net debt at 1 October			1,272.1	1,308.4	1,138.5

Net debt at 30 September			1,325.6	1,272.1	1,308.4

c) Analysis of net debt

			Acquisitions/
			disposals
	At		(excluding	Other		At
	1 October		cash and	non-cash	Exchange	30 September
	2001	Cash flow	overdrafts)	changes	adjustment	2002
	£ million	£ million	£ million	£ million	£ million	£ million

Deposits and cash due within one year	233.5	(43.5)	—	14.3	(18.8)	185.5
Deposits due beyond one year	0.7	0.5	13.1	(14.3)	—	—

	234.2	(43.0)	13.1	—	(18.8)	185.5
Borrowings and finance leases due within one year	(486.4)	208.8	(0.1)	(141.4)	29.0	(390.1)
Borrowings and finance leases due beyond one year	(1,019.9)	(261.1)	(13.5)	141.0	32.5	(1,121.0)

Net borrowings and finance leases	(1,272.1)	(95.3)	(0.5)	(0.4)	42.7	(1,325.6)

d) Increase/(decrease) in debt

	2002	2001	2000
	£ million	£ million	£ million

5 7/8% Bonds 2009	200.0	—	—
7 1/4% Notes 2002	(150.0)	—	—
Medium term notes	59.7	—	—
6.50% Bonds 2016	—	200.0	—
1.00% Euroyen Bond 2006	—	147.0	—
5 7/8% Notes 2001	—	(138.9)	—
European Investment Bank loans	(5.0)	10.3	(5.7)
Pollution Control and Industrial Bonds	(18.5)	(2.4)	(5.3)
Net issues/(repayment) of commercial paper	59.5	(212.5)	68.6
Other (net)	(81.6)	(54.8)	7.3

Increase/(decrease) in debt	64.1	(51.3)	64.9

105  The BOC Group plc Report and accounts 2002

Notes to the financial statements

14.  Cash flow continued
e) Consolidated cash flow statement:US format

	2002	2001	2000
	£ million	£ million	£ million

Net cash provided by operating activities	620.2	631.2	565.2
Net cash used by investing activities	(540.0)	(445.5)	(470.3)
Net cash used by financing activities	(122.7)	(225.6)	(71.9)

Net (decrease)/increase in cash and cash equivalents	(42.5)	(39.9)	23.0
Cash and cash equivalents at 1 October	259.0	305.6	277.4
Exchange and other movements	(34.6)	(6.7)	5.2

Cash and cash equivalents at 30 September	181.9	259.0	305.6

The Group cash flow statement on page 68 has been prepared in accordance with UK accounting standard FRS1, the objectives and principles of which are similar to those set out in US accounting principle SFAS95, Statement of Cash Flows. The principal differences between the standards relate to classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents.
     Under FRS1, cash flows are presented separately for: a) operating activities; b) dividends from joint ventures and associates; c) returns on investments and servicing of finance; d) tax paid; e) capital expenditure and financial investment; f) acquisitions and disposals; g) equity dividends paid; h) management of liquid resources; and i) financing. Under SFAS95, however, only three categories of cash flow activity are reported: a) operating activities; b) investing activities; and c) financing activities. Dividends from joint ventures and associates, cash flows from returns on investments and servicing of finance (excluding dividends paid to minorities) and tax paid under FRS1 would be included in operating activities under SFAS95; capital expenditure and acquisitions and disposals would be included in investing activities under SFAS95; equity dividends would be included as a financing activity under SFAS95.
     Under FRS1, cash is defined as cash in hand and deposits repayable on demand with any qualifying financial institution, less overdrafts from any qualifying financial institution repayable on demand. Under SFAS95, cash is defined as cash in hand and deposits but also includes cash equivalents which are short-term, highly liquid investments. Generally only investments with original maturities of three months or less come within this definition.
     Set out above, for illustrative purposes, is a summary consolidated statement of cash flows under SFAS95.

15.  Acquisitions and disposals
a) Cash flow

	2002		2001		2000

	Acquisitions	Disposals	Acquisitions	Disposals	Acquisitions	Disposals
	£ million	£ million	£ million	£ million	£ million	£ million

Cash flow arising on the acquisition and disposal of businesses
Intangible fixed assets	(0.5)	0.2	—	—	—	—
Tangible fixed assets	(85.7)	1.3	(34.8)	1.1	(37.9)	—
Joint ventures, associates and other fixed asset investments	(12.4)	0.2	20.7	0.4	7.3	—
Stocks	(20.9)	2.4	(2.4)	0.5	(3.7)	0.6
Debtors	(37.5)	0.7	(16.7)	1.1	(14.4)	0.9
Cash at bank and in hand	(13.5)	—	—	—	(2.2)	—
Creditors including taxation	55.7	(1.2)	4.7	(0.4)	13.6	(1.1)
Borrowings	21.4	—	—	—	24.0	—
Minorities	(8.6)	7.8	(117.5)	—	(6.5)	—

Net assets (acquired)/disposed of	(102.0)	11.4	(146.0)	2.7	(19.8)	0.4
Goodwill on acquisitions	(112.3)	—	(3.3)	—	(14.0)	—
Surplus over book value on disposals	—	2.5	—	—	—	—

(Acquisition)/disposal price	(214.3)	13.9	(149.3)	2.7	(33.8)	0.4
Deferred payments	7.0	(3.3)	3.4	—	1.7	—

	(207.3)	10.6	(145.9)	2.7	(32.1)	0.4

The Group purchased the vacuum and pressure business of the Smiths Group in December 2001. It also purchased Hydromatix Inc in January 2002 and the Semco business in April 2002. In March 2002 the Group acquired the turbomolecular pumps business of Seiko Instruments Inc. Purchases of products from Seiko Instruments Inc in the period from 1 October 2001 to the date of acquisition were approximately £3.0 million.
     In May 2002 the Group purchased 79 per cent of Unique Gas and Petrochemicals Public Company Limited and acquired a further 20 per cent before the end of the year. In July 2002 the Group purchased the industrial assets of Enron Teesside Operations Limited.
     During 2002 the Group acquired an additional three per cent of the minority interests in Osaka Sanso Kogyo KK.
     The acquisitions in the BOC Edwards line of business contributed £55.5 million to turnover and £(0.8) million to operating profit before exceptional items. Acquisitions in the other lines of business did not have a material impact on turnover or operating profit before exceptional items.
     Of the total acquisition expenditure, £48.1 million was in the Process Gas Solutions business, £57.3 million was in the Industrial and Special Products business, £86.2 million was in the BOC Edwards business and £15.7 million was in the Afrox hospitals business.
     Businesses disposed of are detailed in note 2 b).

106  The BOC Group plc Report and accounts 2002

15.  Acquisitions and disposals continued
b) Fair value of acquisitions

		Unique
		Gas and
		Petrochemicals	Seiko		Total book		Total fair
	Smiths	Public	Instruments		value of		value of
	Group	Company Ltd	Inc	Other	businesses	Total	businesses
	book value	book value	book value	book value	acquired	adjustments	acquired
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

Intangible assets	—	—	(0.5)	—	(0.5)	—	(0.5)
Tangible fixed assets	(9.0)	(25.3)	(2.9)	(44.9)	(82.1)	(3.6)	(85.7)
Joint ventures, associates and other investments	—	(0.6)	(0.1)	(12.3)	(13.0)	0.6	(12.4)
Stocks	(11.5)	(1.5)	(9.2)	(3.8)	(26.0)	5.1	(20.9)
Debtors	(12.6)	(9.7)	(4.6)	(11.1)	(38.0)	0.5	(37.5)
Cash at bank and in hand	—	(11.7)	(1.3)	(0.5)	(13.5)	—	(13.5)
Creditors including taxation	12.4	35.8	3.8	9.2	61.2	(5.5)	55.7
Borrowings	7.7	0.3	0.1	13.3	21.4	—	21.4
Minorities	—	0.2	—	(8.8)	(8.6)	—	(8.6)

Net (assets)/liabilities acquired	(13.0)	(12.5)	(14.7)	(58.9)	(99.1)	(2.9)	(102.0)

Consideration	6.6	39.7	72.1	88.9	207.3	—	207.3
Deferred consideration	—	—	2.4	4.6	7.0	—	7.0

	6.6	39.7	74.5	93.5	214.3	—	214.3
Goodwill on acquisitions	—	(17.5)	(60.2)	(34.6)	(112.3)	—	(112.3)

	6.6	22.2	14.3	58.9	102.0	—	102.0

The following fair value adjustments were made to the book value of the assets and liabilities of the businesses acquired:

		Unique
		Gas and
		Petrochemicals	Seiko
	Smiths	Public	Instruments	Total
	Group	Company Ltd	Inc	adjustments
	£ million	£ million	£ million	£ million

Valuations
Tangible fixed assets	—	(0.6)	—	(0.6)
Joint ventures, associates and other investments	—	0.6	—	0.6
Alignment of accounting policies
Tangible fixed assets	1.5	(4.5)	—	(3.0)
Stocks	4.8	—	0.3	5.1
Debtors	0.1	0.4	—	0.5
Taxation	—	2.2	—	2.2
Other
Creditors	—	(7.8)	0.1	(7.7)

	6.4	(9.7)	0.4	(2.9)

Fair value adjustments include some amounts which are provisional. No significant fair value adjustments were required in 2001 or 2000.

107  The BOC Group plc Report and accounts 2002

Notes to the financial statements

16.  US accounting information

a) Summary of differences between UK and US generally accepted accounting principles and other US accounting information
 The financial statements of The BOC Group plc are prepared in accordance with accounting principles generally accepted in the UK (UK GAAP), which differ in certain significant respects from accounting principles generally accepted in the US (US GAAP).
     Set out below is a summary of the more significant adjustments which would be required if US GAAP had been applied, together with the reconciliation of profit before tax and shareholders’ funds from UK GAAP to US GAAP, presentation of net income, earnings per share and comprehensive income on a US GAAP basis, and a statement of movement in shareholders’ funds under US GAAP.

Goodwill
Under UK GAAP, goodwill arising on acquisitions before 1998 accounted for under the purchase method has been eliminated against shareholders’ funds. Additionally, UK GAAP requires that on subsequent disposal or closure of a business, any goodwill previously taken directly to shareholders’ funds is then charged against income. The Group adopted FRS10 in 1999, which requires goodwill on subsequent acquisitions to be capitalised and amortised over a period not exceeding 20 years.
     Under US GAAP, goodwill arising on acquisitions prior to 30 June 2001 was capitalised and then amortised over the expected useful life, not exceeding 40 years, as a charge against income. Goodwill arising on acquisitions since 1 July 2001 is capitalised but no amortisation is charged, in accordance with the transitional provisions of SFAS142. Specific provision is made if there is a permanent impairment to the carrying value of capitalised goodwill.

Deferred tax
The Group adopted FRS19 (Deferred tax) in 2002 for UK GAAP purposes. This requires that full provision for deferred tax is recognised in the financial statements. The adoption of FRS19 has eliminated most of the differences that previously existed between UK GAAP and US GAAP. As a result, the adjustment now primarily relates to the deferred tax effect of other US GAAP adjustments.

Revaluation of fixed assets
UK GAAP allowed for the periodic revaluation of land and buildings with depreciation then being calculated on the revalued amount. Any surplus or deficit (to the extent that the revaluation reserve was in surplus) on the revaluation was then taken directly to shareholders’ funds. With the Group’s adoption of FRS15 in 2000, the Group no longer revalues fixed assets. Under US GAAP, revaluations of fixed assets are generally not permitted and, as a result, the reconciliation restates fixed assets to historical cost and the depreciation charge and any write downs of previously revalued assets are adjusted accordingly.

Restructuring costs
Under UK GAAP, when a decision has been taken to restructure, the necessary provisions are made for impairment of asset values together with severance and other costs. Under US GAAP, the requirements for charging restructuring costs to income are more prescriptive and all significant actions arising from the restructuring plan and their completion dates must be identified by the balance sheet date. Accordingly, the charge for restructuring costs has been adjusted to meet US GAAP requirements.

Pensions
For UK GAAP reporting (FRS17 — Retirement benefits), the pension asset or liability in the balance sheet represents the difference between the market value of pension scheme assets at the balance sheet date and the present value of pension scheme liabilities at that date, net of deferred tax.
     Under US GAAP (SFAS87), plan assets are valued by reference to market-related value at the date of the financial statements. Liabilities are assessed using the rate of return obtainable on fixed or inflation-linked bonds.
     There is a significant difference in the treatment of actuarial gains and losses arising during the accounting period. UK GAAP recognises the actuarial gains and losses in full in the year in which they arise in the statement of total recognised gains and losses. Under US GAAP, the actuarial gains and losses which exceed ten per cent of the value of the assets or liabilities at the start of the accounting period are amortised over the remaining service lives of scheme members.
     FRS17 requires that past service costs are recognised in full in the period in which they become vested. SFAS87 requires past service costs to be amortised over the remaining service lives of the employees to whom the amendments relate.
     Where an additional minimum liability exists under US GAAP, (ie where the amount provided for any scheme does not cover the unfunded accumulated benefit obligation for that scheme), this must be recognised under SFAS87.

Securities investments
Under UK GAAP, current asset investments (of all types) are stated at the lower of cost and net realisable value. Fixed asset investments are stated at cost, or alternatively, at market value or at directors’ valuation.
     Under US GAAP, securities which are determined to be ‘available-for-sale’ are stated at fair value and any unrealised gains or losses included as a separate component of shareholders’ funds. The deferred tax consequences of unrealised gains or losses are also charged or credited to shareholders’ funds.

Employee share option plans (ESOPs)
Under UK GAAP, shares held by the ESOPs are recorded as fixed asset investments at cost. Realised and unrealised gains or losses on subsequent issues of shares are charged or credited to the profit and loss account in the year to which they relate. Under US GAAP, these shares and other shares held in trust are recorded at cost in the balance sheet as a deduction from shareholders’ funds. Gains or losses on subsequent issues of shares are recorded as adjustments to the share premium account.

108  The BOC Group plc Report and accounts 2002

16. US accounting information continued

Financial instruments
The Group enters into a number of currency swaps, interest rate swaps and forward foreign exchange contracts to hedge its exposure to currency and interest rate risks. Under UK GAAP, such instruments are shown at their carrying value. Under US GAAP, these instruments are marked to market and any change in value is recognised in either the income statement or through comprehensive income in accordance with SFAS133 depending on whether a derivative is designated as part of a hedge transaction, and if it is, the type of hedge transaction.

Accounting for swaps
Under UK GAAP, gains or losses on closing out interest rate swap contracts taken to hedge the Group’s fixed/floating interest rate position can be taken to profit immediately. US GAAP requires any gain or loss to be deferred over the remaining hedge period.

Share of results and net assets of joint ventures and associates
The Group’s share of the results and net assets of its joint ventures and associates (as calculated under UK GAAP) is shown within fixed asset investments. For the purposes of the reconciliations set out below, the Group’s share of the results and net assets of its joint ventures and associates has been adjusted to recognise a difference in the method of reporting profits under US GAAP.

Other
Other adjustments principally comprise sale and leaseback transactions, depreciation and certain executive incentive schemes.
     Under UK GAAP, any profit or loss on the sale and operating leaseback of fixed assets can generally be taken to profit immediately. US GAAP requires any gain or loss to be deferred over the contract lease period.
     Prior to 2001, under UK GAAP, it was acceptable for depreciation to be charged on an annuity basis. The Group no longer charges depreciation on an annuity basis. Under US GAAP, annuity depreciation is not allowed. Under US GAAP, executive incentive schemes are accounted for under APB Opinion 25.

Comprehensive income
In June 1997, the US Financial Accounting Standards Board issued SFAS130. This establishes requirements for the reporting of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. Components of comprehensive income for the Group determined on a UK GAAP basis include profit for the financial year, pension actuarial gains and losses, and foreign currency translation gains and losses. Information regarding the Group’s foreign currency translation gains and losses is included in the statement of total recognised gains and losses under UK GAAP on page 69.

b) Reconciliation of profit before tax

		2001	2000
	2002	(restated)	(restated)
Years ended 30 September	£ million	£ million	£ million

Profit before tax in the Group profit and loss account under UK GAAP	335.3	362.2	441.8
Pensions	35.4	24.9	(0.7)
Post retirement medical costs	0.3	(2.7)	(0.7)
Revaluations realised on asset disposals	6.0	1.1	—
Write-down of previously revalued assets	21.2	—	—
Depreciation of revalued fixed assets	1.2	4.1	0.2
Amortisation of goodwill — previously charged to reserves	(7.2)	(7.9)	(7.9)
— non-amortisation on acquisitions since 30 June 2001	3.5	—	—
Share of results of joint ventures and associates	—	(4.8)	—
Interest rate swaps	1.9	1.9	1.8
Financial instruments	19.5	8.5	(10.7)
Restructuring costs	—	(6.5)	(7.9)
ESOPs and other shares held in trust	0.2	(3.8)	0.1
Other	(3.4)	0.1	1.7

Profit before tax under US GAAP	413.9	377.1	417.7
UK tax charge	(106.2)	(104.6)	(135.2)
Deferred income tax	(25.6)	(11.3)	16.8
Share of taxation in joint ventures and associates	—	0.6	(4.6)
Minority interests	(26.7)	(27.6)	(25.9)

Profit for the financial year under US GAAP	255.4	234.2	268.8

Represented by:
Profit from continuing operations	255.4	234.2	256.3
Profit from discontinued operations	—	—	12.5

Notes to the financial statements

16.  US accounting information continued

	2002	2001	2000
Average number of 25p Ordinary shares	million	million	million

Basic	490.4	486.9	487.1
Diluted	492.2	488.6	489.6

	2002	2001	2000
	pence	pence	pence

Earnings per share
Basic
Profit from continuing operations	52.08	48.10	52.62
Profit for the financial year	52.08	48.10	55.18

Diluted
Profit from continuing operations	51.89	47.93	52.35
Profit for the financial year	51.89	47.93	54.90

c) Reconciliation of shareholders’ funds

		2001
	2002	(restated)
At 30 September	£ million	£ million

Shareholders’ funds reported in the Group balance sheet under UK GAAP	1,684.1	2,086.2
UK minority interests	117.9	137.6

	1,802.0	2,223.8
Pensions	408.6	112.5
Post retirement medical costs	(13.9)	(14.5)
Revaluations of fixed assets	(33.1)	(72.6)
Goodwill — previously charged to reserves	80.4	90.6
— non-amortisation on acquisitions since 30 June 2001	3.5	—
Write-down of previously revalued assets	21.2	—
Interest rate swaps	(6.6)	(9.0)
Share of net assets of joint ventures and associates	(14.4)	(4.1)
Securities investments — gross unrealised gains	36.7	39.8
Securities investments — gross unrealised losses	(1.7)	—
Financial instruments	16.5	(3.0)
ESOPs and other shares held in trust	(42.5)	(59.5)
Other	(6.1)	(2.8)
Deferred tax	(72.7)	(47.9)
Minority interests	(116.9)	(114.4)

Shareholders’ funds under US GAAP	2,061.0	2,138.9

d) Movements in shareholders’ funds on a US GAAP basis

Shareholders’ funds at 1 October	2,138.9	2,139.9
Net income for the year	255.4	234.2
Dividends	(186.6)	(180.3)
Shares issued	24.6	16.9
Other recognised gains and losses	(171.3)	(71.8)

Shareholders’ funds at 30 September	2,061.0	2,138.9

110  The BOC Group plc Report and accounts 2002

16.  US accounting information continued

e) Recently issued accounting pronouncements (US GAAP)
The effects on the Group of recently issued accounting pronouncements are summarised below.

SFAS141 — Business combinations
In June 2001, the US Financial Accounting Standards Board issued SFAS141. The standard prohibits the use of pooling-of-interest accounting for all acquisitions made subsequent to 30 June 2001. The Group did not previously use the pooling-of-interest method of accounting and as a result management do not believe there will be any impact on Group results in this respect. The standard also addresses the initial recognition and measurement of goodwill and intangible assets in business combinations, accounted for using the purchase method, that are completed after 30 June 2001.

SFAS142 — Goodwill and other intangible assets
In June 2001, the US Financial Accounting Standards Board issued SFAS142. The standard removes the requirement to amortise goodwill, and certain other intangible fixed assets, on all acquisitions subsequent to 30 June 2001. Annual impairment reviews will need to be carried out to assess the recoverability of such assets. For fiscal years commencing after 15 December 2001, all existing goodwill, and certain intangible assets, will no longer be amortised. This will require a thorough initial impairment review, followed by annual impairment reviews thereafter. At this time, management is still assessing the impact of adopting the standard.

SFAS143 — Accounting for asset retirement obligations
In June 2001, the US Financial Accounting Standards Board issued SFAS143. This statement requires that the fair value of a liability for an asset retirement obligation be recognised in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalised as part of the carrying amount of the long-lived asset. This statement is effective for fiscal years beginning after 15 June 2002. At this time, management is still assessing the impact of adopting the standard.

SFAS144 — Accounting for the impairment or disposal of long-lived assets
In June 2001, the US Financial Accounting Standards Board issued SFAS144. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement establishes a single accounting model for long-lived assets to be disposed of and addresses implementation issues related to SFAS121. This statement is effective for fiscal years beginning after 15 December 2001. At this time, management is still assessing the impact of adopting the standard.

SFAS145 — Recession of FAS8 Statements No.4, 44 and 64, Amendment of FAS8 Statement No.13 and Technical Corrections
In April 2002, the US Financial Accounting Standards Board issued SFAS145. This statement amends several existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The statement is applicable for fiscal years beginning after 15 May 2002, although certain sections are effective for transactions occurring after 15 May 2002.

SFAS146 — Accounting for costs associated with exit or disposal activities
In June 2002, the US Financial Accounting Standards Board issued SFAS146. This statement addresses financial reporting and accounting for costs associated with exit or disposal activities. The statement requires that a liability for a cost associated with an exit or disposal activity be recognised when the liability is incurred, at the fair value of the liability. This statement is effective for exit or disposal activities that are initiated after 31 December 2002. At this time, management is assessing the likely impact of adopting the standard.

f) Other information

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

17.  Comparative information
The adoption of FRS17 (Retirement benefits) has resulted in
a)     an increase in the pension charge, within employee costs, of £73.1 million in 2001 (2000: £64.2 million)
b)     an increase in exceptional employee costs of £16.7 million in 2001 (2000: £nil)
c)     a decrease in the net interest charge of £59.7 million in 2001 (2000: £48.8 million)
d)     a decrease in the tax charge of £2.4 million in 2001 (2000: increase of £1.4 million)
e)     a decrease in the profit for the year of £29.2 million in 2001 (2000: £18.0 million)
f)     a decrease in the recognised gains and losses of £312.3 million in 2001 (2000: increase of £95.8 million)

The adoption of FRS19 (Deferred tax) has resulted in a decrease in the tax charge of £2.6 million in 2001 (2000: increase of £30.1 million) and an increase in the profit for the year of £1.0 million in 2001 (2000: decrease of £29.8 million).
     The impact of adopting FRS17 and FRS19 on the balance sheet of the Group has been to reduce capital employed at 30 September 2001 by £12.2 million.
     The impact of adopting FRS17 and FRS19 on the parent company has been to reduce profit after tax for the year ended 30 September 2001 by £4.1 million (2000: £9.5 million).
     As FRS17 and FRS19 use different measurement bases than the previously adopted standards, the impact on the current year has not been quantified as it is impractical to do so.

111  The BOC Group plc Report and accounts 2002